Exhibit 2.1

EXECUTION COPY

Deed of Amendment

Wize Pharma, Inc.

Cosmos Capital Limited (ACN 636 458 912)

77 Castlereagh Street Sydney NSW 2000 Australia T +61 2 9931 4999 F +61 2 9931 4888 Ref JRE: 40043060

Contents

1.	Definitions and interpretation	1

2.	Amendment and acknowledgement	1

3.	General provisions	2

Annexure A – Amendments to Bid Implementation Agreement		4

Annexure B – Restricted Stock Agreement		5

Annexure C – CVR Agreement		6

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Deed of Amendment

Dated January 18, 2021

Parties

1.	Wize Pharma, Inc. of 24 Hanagar Street, Hod Hasharon 4527708, Israel (Bidder)

2.	Cosmos Capital Limited (ACN 636 458 912) of Level 5, 97 Pacific Highway, North Sydney, NSW 2060 (Target)

Background

A.	Bidder and Target are parties to the Bid Implementation Agreement (Agreement) dated 30 December 2020 (Original Execution Date).

B.	The parties wish to amend the Agreement on the terms set out in this deed.

Operative provisions

1.	Definitions and interpretation

1.1	Definitions

Unless the contrary intention applies, words or phrases defined in the Agreement that are not defined in this deed have the same meaning given to them in the Agreement.

1.2	Interpretation

Clause 1.2 of the Agreement applies to this deed.

2.	Amendment and acknowledgement

2.1	Amendment

The Agreement is amended as follows:

(a)	deletions from the Agreement as shown by striking out and inclusions to the Agreement as shown by underline as set out in Annexure A to this deed;

(b)	replacement of the Warrant Agency Agreement in Schedule 5 of the Agreement with the Stock Restriction Agreement in the form set out in Annexure B to this deed; and

(c)	replacement of the CVR Agreement in Schedule 6 of the Agreement with the CVR Agreement in the form set out in Annexure C to this deed.

2.2	When amendments take effect

The amendments to the Agreement take effect from the date of this deed. It is hereby further clarified and agreed however that (a) all references in the Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date, (b) the date on which the representations and warranties set forth in Clause 11 of the Agreement (prior to the amendment contemplated by this deed) shall not change as a result of the execution of this deed and shall be as of such dates as they were made in the Agreement and neither party shall be required to deliver an update Disclosure Letter as a result of execution of this deed, and (c) in the representations and warranties set forth in Clause 11 of the Agreement, each reference to “this Agreement”, “hereby” or “herein” shall refer to the Agreement (prior to the amendment contemplated by this deed).

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2.3	Amendments not to affect validity, rights, obligations

(a)	The amendments to the Agreement do not affect the validity or enforceability of the Agreement.

(b)	Except as expressly provided, nothing in this deed:

(i)	prejudices or adversely affects any right, power, authority, discretion or remedy arising under the Agreement before the date of this deed; or

(ii)	discharges, releases or otherwise affects any liability or obligation arising under the Agreement before the date of this deed.

2.4	Confirmation

Each party (i) is bound by the Agreement as amended by this deed and (ii) represents and warrants to the other party that the execution and delivery of this deed has been properly authorised by all necessary corporate action and such party has full corporate power and lawful authority to execute and deliver this deed and to perform or cause to be performed its obligations under this deed.

3.	General provisions

3.1	Governing law and jurisdiction

(a)	This deed is governed by the laws of New South Wales.

(b)	Each party irrevocably submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in New South Wales.

3.2	Further assurances

Each party must do all things and execute all further documents reasonably necessary to give full effect to this deed.

3.3	Variation

A variation of any term of this deed must be in writing and signed by the parties.

3.4	Counterparts

(a)	This deed may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A party may execute this deed by signing any counterpart.

3.5	Costs and stamp duty

Without derogating from Clause 15 of the Agreement, it is hereby clarified that (i) each party must bear its own legal and other costs of the negotiation, preparation and execution of this deed, and (ii) all stamp duty (including fines, penalties and interest) payable on or in connection with this deed must be borne by Target.

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Signing page

Executed as a deed.

Executed by Wize Pharma, Inc.

By:	/s/ Noam Danenberg	/s/ Or Eisenberg
Name:	Noam Danenberg	Or Eisenberg
Title:	CEO	CFO

Executed by Cosmos Capital Limited ACN 636 458 912 in accordance with section 127 of the Corporations Act 2001: /s/ James Manning
Director / company secretary James Manning	Director
Name of director / company secretary (block letters)	Name of director

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Annexure A – Amendments to Bid Implementation Agreement

[Enclosed]

4

Annexure B – Stock Restriction Agreement

[Enclosed]

5

Annexure C – CVR Agreement

[Enclosed]

6

ANNEXURE A TO DEED OF AMENDMENT

Bid Implementation Agreement (as amended)

Wize Pharma, Inc.

Cosmos Capital Limited (ACN 636 458 912)

Contents

1.	Definitions and interpretation	1
2.	Timetable	13
3.	Takeover Bid	13
4.	Facilitation of the Bid	14
5.	Target Obligations	16
6.	Bidder Obligations	18
7.	Post-Merger obligations	20
8.	Target Exclusivity	24
9.	Bidder Exclusivity	27
10.	Break Fees	28
11.	Warranties	32
12.	Public announcements	47
13.	Termination	47
14.	GST	48
15.	Costs and stamp duty	49
16.	Power of attorney	49
17.	General provisions	49
Schedule 1 - Conditions		53
Schedule 2 - Nature of Conditions		56
Schedule 3 - Indicative Timetable		57
Schedule 4 - Target Assets		58
Schedule 5 – ~~Milestone Warrants~~Restriction Agreement		59
Schedule 6 – CVR Agreement		60
Schedule 7 – Incentive Compensation Program		61
Annexure A - Agreed Announcements		63

Details

Bidder	Name	Wize Pharma, Inc.
	Address	24 Hanagar Street, Hod Hasharon 4527708, Israel
	Attention	Noam Danenberg, CEO
	Email	noam@wizepharma.com
Target	Name	Cosmos Capital Limited
	ACN	636 458 912
	Address	Level 5, 97 Pacific Highway, North Sydney NSW 2060
	Attention	James Manning, CEO
	Email	james@cosmoscapital.io

Bid Implementation Agreement (as amended) | 91305028.1	ii

Bid Implementation Agreement (as amended)

Dated December 30, 2020

Parties

1.	Wize Pharma, Inc. of 24 Hanagar Street, Hod Hasharon 4527708, Israel (Bidder)

2.	Cosmos Capital Limited (ACN 636 458 912) of Level 5, 97 Pacific Highway, North Sydney, NSW 2060 (Target)

Background

A.	Following discussions with Target, Bidder proposes to make a Takeover Bid to acquire all of the Target Shares on the basis set out in this Agreement.

B.	The Target Directors will recommend the Offer by Bidder in the absence of a Target Superior Proposal and subject to the Independent Expert concluding that the Offer is fair and reasonable, all in accordance with the terms of this Agreement.

C.	The parties have agreed to certain matters in relation to the conduct of the Takeover Bid as set out in this Agreement.

D.	On or prior to the date hereof, Target Shareholders holding, in the aggregate, approximately 19.9% of the Target Shares have entered into pre-bid acceptance agreements with Bidder, whereby they agreed to accept the Offer, on and subject to the terms of those pre-bid acceptance agreements.

Operative provisions

1.	Definitions and interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise.

Accepting Shareholder means each Target Shareholder which accepts the Offer in accordance with its terms.

Accounting Standards means:

(a)	the “accounting standards” referred to in section 9 of the Corporations Act; and

(b)	to the extent not inconsistent with paragraph (a), generally accepted accounting principles, policies, practices and procedures in Australia.

Accounts Date means 30 November 2020.

Agreement means this Agreement and all its schedules or annexures.

Announcements mean the announcements to be made by Bidder through a press release and by Target to the Target Shareholders via email, in the form of, or substantially in the form set out in, Annexure A.

Announcement Date means the date that the Announcements are made.

Approval means, in respect of any person, any consent, clearance, approval or authorization of, or filing, notice or registration with, or expiration or termination of any waiting period required by, that person.

ASIC means the Australian Securities and Investments Commission.

Associates has the meaning set out in Division 2 of Part 1.2 of the Corporations Act as if section 12(1) of the Corporations Act included a reference to this Agreement.

Bankruptcy and Equity Exception has the meaning given in clause 11.1(c).

BBG means Bonus BioGroup Ltd., a company in which Bidder invested and holds shares and other rights (together, the “BBG Assets”) in accordance with the BBG Agreements.

BBG Agreements means that Share Purchase Agreement, dated as of January 9, 2020, between BBG and Bidder (as amended, the “BBG SPA”), that Exchange Agreement, dated as of January 9, 2020, between BBG and Bidder (as amended, the “BBG EXA”), including the registration rights agreements and other schedules and exhibits thereto.

Bidder Balance Sheet Date has the meaning given in clause 11.1(u).

Bidder Board means the directors of Bidder acting collectively as its board of directors.

Bidder Competing Proposal means any proposal, offer or transaction by a third party (other than Target or its Related Entities) that, if completed, would mean:

(a)	a person would acquire a Relevant Interest in 20% or more of Bidder Shares;

(b)	a person would enter into, buy, dispose of, terminate or otherwise deal with any cash settled equity swap or other synthetic, economic or derivative transaction connected with or relating to 20% or more of Bidder Shares;

(c)	a person would directly or indirectly acquire or obtain an interest (including an economic interest) in all or a substantial part or material part (20% or more) of the business conducted by, or assets or property of, Bidder;

(d)	a person would acquire Control of Bidder;

(e)	a person may otherwise acquire, or merge with, Bidder (including by way of takeover bid, scheme of arrangement, capital reduction, sale of assets, sale of securities, strategic alliance, dual listed company structure, joint venture or partnership); or

(f)	Bidder will issue, on a fully diluted basis, 20% or more of its capital as consideration for the assets, cash or share capital or another person,

or any proposal by Bidder to implement any reorganisation of capital or dissolution. Each successive material modification or variation of any proposal, offer or transaction in relation to a Bidder Competing Proposal will constitute a new Bidder Competing Proposal.

Notwithstanding the foregoing, Bidder Competing Proposal shall not include any proposals, discussions, negotiations, agreements or transactions concerning (i) LO2A Agreement or other monetization of the LO2A Business (as such terms are defined in the CVR Agreement) and/or (ii) sale of any BBG Assets.

Bidder Counter Proposal has the meaning given in clause 8.6(b).

Bidder CVR means the contingent value rights to be issued to Bidder’s security holders prior to the Closing Date, as set out in the CVR Agreement.

Bidder Disclosure Letter means the disclosure letter delivered by Bidder to Target on the date of this Agreement. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Bidder Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of Bidder that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of Bidder that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is readily apparent on the face of such disclosure.

Bidder Employees means all of the employees of each Bidder Group Member as at the date of this Agreement.

Bidder Employee Plans has the meaning given in clause 11.1(r).

Bidder Financial Statements has the meaning given in clause 11.1(o).

Bidder Group Member means Bidder and each of its Related Entities, but for the avoidance of doubt excludes BBG.

Bidder MAE means any change, circumstance, effect, event, fact, condition, occurrence or development (each a “Change”, and collectively, “Changes”) that, individually or in the aggregate, (a) has or is reasonably likely to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Bidder and its subsidiaries, taken as a whole or (b) is reasonably likely to prevent, materially delay or materially impair the Bidder’s ability to consummate the Offer and the other transactions contemplated by this Agreement; provided, however, that, solely with respect to the preceding clause (a), no Change (by itself or when aggregated or taken together with any and all other Changes, directly or indirectly) resulting from, relating to or arising out of any of the following shall be deemed to be or constitute, or shall be taken into account in determining whether there is, a “Bidder MAE”; provided, further, that the following clauses (i), (ii), (iii), (iv), and (v) shall be taken into account in determining whether a Bidder MAE has occurred to the extent, and solely to the extent, such Changes disproportionately impact the Bidder and its subsidiaries (taken as a whole) relative to other businesses of a similar size in the industries in which Bidder and its subsidiaries operate: (i) general economic or business conditions; (ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets, including any suspension of trading in securities; (iii) conditions (or changes in such conditions) in the industries in which Bidder and its subsidiaries conduct business; (iv) political conditions (or changes in such conditions) in Israel, the United States or any other country or region in the world, or acts of war, armed hostilities, sabotage or terrorism (including any escalation or general worsening of any such acts of war, armed hostilities, sabotage or terrorism) in Israel, the United States or any other country or region in the world; (v) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in U.S. GAAP (or the interpretation thereof); (vi) conditions or Changes in the business or financial condition of the LO2A Business and/or in BBG Assets; (vii) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of Target; (viii) any action taken or not taken by Target in breach of the express provisions of this Agreement; (ix) any action or omission by Bidder required by law or the terms of this Agreement, or at the written request of, or with the written consent or waiver of, Target; (x) changes in the Bidder’s share price or the trading volume of the Bidder Shares; and (xi) any matters set forth in the Bidder Disclosure Letter; provided that, for purposes of this clause (xi), the mere inclusion of a list of items such as contracts, option grants, customers, vendors or intellectual property shall not be deemed to be disclosure of any issues under, or liabilities with respect to, the items on such list.

Bidder Management Accounts means the unaudited balance sheet of Bidder as at the Accounts Date referred to in clause 11.1(jj) of the Bidder Disclosure Letter and disclosed to Target prior to the date of this Agreement.

Bidder Material Contract has the meaning given in clause 11.1(z).

Bidder Option means an option, right (including a promise, and whether contingent or not), convertible security, warrant, or preferred share issued by Bidder, to acquire by way of issue, conversion or exercise a Bidder Share.

Bidder Permitted Distribution means:

(a)	any amount that is included as a liability in the Bidder Management Accounts;

(b)	costs, expenses and bonuses properly payable to any employee or consultant of any Bidder Group Member who is not a Related Party and which is properly due or accrued in the ordinary course of business or custom and practice by the relevant Bidder Group Member;

(c)	Bidder Transaction Expenses;

(d)	any other action that is expressly contemplated or permitted in this Agreement, such as distribution of Bidder CVR and/or sale of BBG Assets; and

(e)	any other action or liability that is expressly detailed in clause 1.1 of the Bidder Disclosure Letter.

Bidder Reports has the meaning given in clause 11.1(n).

Bidder Share means a fully paid share of common stock of Bidder.

Bidder Tail Insurance Expenses has the meaning given in clause 7.5(d).

Bidder Transaction Expenses means all third party costs, fees and expenses (including GST) due and payable by any Bidder Group Member in connection with the Takeover Bid, including the negotiation, preparation, execution and completion of each Transaction Document and the Bidder Tail Insurance Expenses, if any.

Bidder’s Statement means the bidder’s statement issued or to be issued by Bidder in relation to the Offer in accordance with the Corporations Act.

Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in Sydney, New South Wales or New York, NY. For the sake of clarity, reference to “days” (as opposed to “Business Days”), means calendar days.

Closing Date means the day on which Bidder issues the Offer Consideration to Accepting Shareholders, which shall occur no later than five (5) Business Days following the Effective Date (unless otherwise agreed between Bidder and Target).

Conditions means the conditions set out in Schedule 1.

Confidentiality Agreement means the non-disclosure agreement between the parties dated as of August 2020.

Control has the meaning given under section 50AA of the Corporations Act and Controlled has a corresponding meaning.

Corporations Act means the Corporations Act, 2001 (Cth).

Costs has the meaning given in clause 10.2(a).

CVR Agreement means the agreement substantially in the form enclosed as Schedule 6. It is hereby agreed that the identity of the Holders’ Representative (as defined in the CVR Agreement) shall be determined by Bidder, in its sole discretion, prior to the Closing Date.

CVR Date has the meaning given in clause 6.1(a).

CVR Distribution has the meaning given in clause 6.1(a).

D&O Indemnified Party has the meaning given in clause 7.5(a).

D&O Insurance has the meaning given in clause 7.5(c).

Effective Date means the last day of the Offer Period, provided the Takeover Bid becomes Unconditional.

Encumbrance means an interest or power:

(a)	reserved in or over an interest in an asset including, but not limited to, any retention of title; or

(b)	created or otherwise arising in or over an interest in an asset under a mortgage, charge, bill of sale, lien, pledge, trust or power,

by way of security for the payment of a debt, another monetary obligation or the performance of another obligation, and includes, but is not limited to, mortgage, fixed or floating charge, pledge, lien, option, right to acquire a security or to restrain someone from acquiring a security (including under a right of pre-emption or right of first refusal), assignment by way of security, trust arrangement for the purpose of providing security, retention arrangement or other security interest of any kind (including a "security interest" as defined under the Personal Property Securities Act 2009 (Cth)), and an agreement to grant or create any of the above.

Environmental Laws means, as amended, all applicable federal, state and local statutes, regulations, ordinances, and similar binding provisions having the force or effect of law, all applicable and binding judicial and administrative orders, and all common law concerning public health and safety, worker health and safety, third party health and safety, pollution, property damage, or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labelling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials.

Exclusivity Period means the period commencing on the date of this Agreement and ending on the first to occur of:

(a)	termination of this Agreement; and

(b)	the end of the Offer Period or, if at the end of the Offer Period, the Takeover Bid becomes Unconditional, the Closing Date.

Existing Officer Agreements means:

(a)	Restated Consulting Services Agreement between Wize Pharma Ltd, N. Danenberg Holdings (2000) Ltd. and Noam Danenberg dated as of August 20, 2018 and effective as of April 29, 2018; and

(b)	Restated Employment Agreement between Wize Pharma Ltd. and Or Eisenberg dated as of August 22, 2018 and effective as of April 1, 2018;

(c)	Chairman Agreement between Bidder and Mark Sieczkarek dated 23 April 2019; and

(d)	Bar Danenberg’s employment offer letter of January 1, 2020.

Extension Order means administrative orders issued by the Israeli Ministry of Economy (or their predecessors in relation to labor matters) that expand the application of general collective bargaining agreements to employees and/or employers who are not parties to such agreements.

Foreign Shareholder means a Target Shareholder whose address on Target’s share register is in a jurisdiction other than Australia or its external territories or New Zealand.

GST and GST Act have the meanings given in the A New Tax System (Goods and Services) Act, 1999 (Cth).

Hazardous Materials means any hazardous substances, hazardous wastes, hazardous materials, solid wastes, toxic substances, toxic wastes, radioactive materials, radioactive wastes, PCBs, asbestos, lead, petroleum products and by-products, petroleum wastes, pollutants, contaminants, and any other substances, materials, chemicals or wastes (whether gaseous, liquid or solid) that are regulated pursuant to Environmental Laws.

Hapoalim Loan means the loan from Bank Hapoalim to OcuWize Ltd. disclosed in clause 11.1(jj) of the Bidder Disclosure Letter.

HCW means H.C. Wainwright & Co., LLC.

Independent Expert means the independent expert appointed by Target.

Independent Expert’s Report means the report prepared by the Independent Expert stating whether, in the Independent Expert’s opinion, the Offer is fair and reasonable to Target Shareholders.

Insolvent has the meaning given in section 95A(2) of the Corporations Act.

Intellectual Property means patents, patent rights, domain names, trademarks (registered or unregistered), trade dress, trade names, copyrights (registered or unregistered), service marks, trade secrets, know-how and other confidential or proprietary rights and information, inventions (patentable or unpatentable), processes, formulae, as well as all goodwill symbolized by any of the foregoing.

Leased Property means real property and interests in real property leased, subleased, or otherwise occupied as lessee.

~~Milestone Warrants means the warrants to acquire Bidder Shares having the rights and conditions set out in Milestone Warrants Agreement.~~

~~Milestone Warrants Agreement means the Warrant Agency Agreement substantially in the form enclosed as Schedule 5.~~

~~Milestone Warrant Shares means the Bidder Shares underlying the Milestone Warrants.~~

New Consulting Agreements means agreements between Bidder and the following persons (or designated Affiliates) in a form agreed between Bidder and Target:

(a)	Noam Danenberg; and

(b)	Or Eisenberg.

Offer means each offer to acquire Target Shares made pursuant to the Takeover Bid.

Offer Consideration has the meaning given in clause 3.2(a).

Offer Period means the period during which the Offers will remain open for acceptance as specified in the Bidder’s Statement (including any extension of the Offer Period in accordance with clauses 2(b) or 3.4(c)(ii)).

OTC means any of the OTCQB Markets, the OTCQX Markets or the OTC Pink Markets or any successor market thereof.

PIPES Agreements means the securities purchase agreements with investors relating to the issuance of an aggregate of 25,000,000 Bidder Shares, copies of which are annexed to the Bidder Disclosure Letter.

Pre-Closing Period has the meaning given in clause 5.2.

PPSA means the Personal Property Securities Act, 2009 (Cth).

PPSR means the register of security interests maintained under the PPSA.

Registrable Securities means (i) the Bidder Shares issued as part of the Offer Consideration~~, (ii) the Milestone Warrant Shares,~~ and (~~iii~~ii) any other shares of common stock issued or issuable with respect to or in exchange for Registrable Securities, whether by merger, charter amendment, dividend or otherwise; provided, that a security shall cease to be a Registrable Security upon (A) sale pursuant to a Registration Statement or Rule 144 under the Securities Act, or (B) such security becoming eligible for resale pursuant to Rule 144 without the volume or manner-of-sale restrictions in Rule 144.

Regulatory Agency means a government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity whether foreign, federal, state, territorial or local and for these purposes shall include the Australian Taxation Office and ASIC.

Related Entity means in relation to a party, an entity that is Controlled by that party, an entity that is Controlling such party or is under common Control with such party.

Related Party means, in respect of a person:

(a)	each Associate of the person;

(b)	if the person is a body corporate:

(i)	each Related Entity of that person; and

(ii)	each director or executive officer or secretary of any of the persons listed in paragraph (i) above;

(c)	if the person is a natural person, any Relative of the person; and

(d)	any corporation or trust which that person or any one or more of the persons described in paragraphs (a) to (c) above Controls or is a beneficiary (including if discretions to benefit from the trust are or have been exercised in their favour).

Relative means any spouse, child, step-child, adopted child, parent or spouse’s parent; or any child, step-child, adopted child of any such person; or any spouse of any child, and for the purposes of this definition ‘spouse’ includes de facto spouse or long term co-habitee.

Relevant Interest has the meaning given in sections 608 and 609 of the Corporations Act.

Representatives means, in relation to an entity:

(a)	each of the entity’s Related Entities; and

(b)	each of its directors, officers, employees, contractors, advisors, financiers and agents.

Restriction Agreement means the Stock Restriction Agreement substantially in the form enclosed as Schedule 5.

SEC means the United States Securities and Exchange Commission or any successor thereto.

Securities Act means the U.S. Securities Act of 1933, as amended.

Superannuation Fund has the meaning given in clause 11.2(ff)(i).

Superior Proposal means a bona fide written Target Competing Proposal (with the percentage set forth in the definition of such term changed from 20% to 50%) that:

(a)	is actually proposed or offered and was made not as a result of a breach of clause 8 herein;

(b)	the consideration is in cash and/or securities of a publicly traded company; and

(c)	in the determination of the Target Board, acting reasonably and in good faith and in order to satisfy what the Target Board reasonably considers to be its fiduciary or statutory duties (after having taken advice from its financial and legal advisers):

(i)	would be likely to be completed substantially in accordance with its terms;

(ii)	if completion of that Target Competing Proposal occurred and taking into account the terms and conditions of the proposal, it would result in a transaction more favourable to Target Shareholders than the Takeover Bid; and

(iii)	that determination has been communicated by notice in writing to Bidder and Bidder has not matched or bettered the Target Competing Proposal within 5 Business Days of receipt of such notice.

Tail Policies has the meaning given in clause 7.5(d).

Takeover Bid means a takeover bid by Bidder for all of the issued Target Shares, pursuant to Part 6 of the Corporations Act that satisfies the requirements in clause 3 (as may be varied from time to time).

Takeovers Panel means the body of that name continued in existence under section 261 of the Australian Securities and Investments Commission Act 2001 (Cth) as the primary forum for resolving disputes over takeovers.

Target Assets means the items of plant and equipment owned by Target and its Related Entities, a summary of which is specified in Schedule 4.

Target Balance Sheet, Target Balance Sheet Date, Target Interim Financial Statements, Target Annual Financial Statements and Target Annual Statements have the respective meanings given in clause 11.2(n).

Target Board means the directors of Target acting collectively as its board of directors.

Target Competing Proposal means any proposal, offer or transaction by a third party (other than Bidder or its Related Entities) that, if completed, would mean:

(b)	a person would acquire a Relevant Interest in 20% or more of Target Shares;

(c)	a person would enter into, buy, dispose of, terminate or otherwise deal with any cash settled equity swap or other synthetic, economic or derivative transaction connected with or relating to 20% or more of Target Shares;

(d)	a person would directly or indirectly acquire or obtain an interest (including an economic interest) in all or a substantial part or material part (of 20% or more) of the business conducted by, or assets or property of, Target;

(e)	a person would acquire Control of Target;

(f)	a person may otherwise acquire, or merge with, Target (including by way of takeover bid, scheme of arrangement, capital reduction, sale of assets, sale of securities, strategic alliance, dual listed company structure, joint venture or partnership); or

(g)	Target will issue, on a fully diluted basis, 20% or more of its capital as consideration for the assets or share capital or another person,

or any proposal by Target to implement any reorganisation of capital or dissolution. Each successive material modification or variation of any proposal, offer or transaction in relation to a Target Competing Proposal will constitute a new Target Competing Proposal.

Target Director means a director of Target.

Target Disclosure Letter means the disclosure letter delivered by Target to Bidder on the date of this Agreement. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Target Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of Target that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of Target that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is readily apparent on the face of such disclosure.

Target Employee Plan has the meaning given in clause 11.2(q).

Target Employees means all of the employees of each Target Group Member as at the date of this Agreement.

Target Group Member means Target and each of its Related Entities, but for the avoidance of doubt excludes the managed investment schemes of which a Target Group Member is the trustee or the investment manager (but not the trustee or investment manager itself) listed in clause 1.1 of the Target Disclosure Letter.

Target MAE means any Change that, individually or in the aggregate, (a) has or is reasonably likely to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Target and its subsidiaries, taken as a whole or (b) is reasonably likely to prevent, materially delay or materially impair the Target’s ability to consummate the Offer and the other transactions contemplated by this Agreement; provided, however, that, solely with respect to the preceding clause (a), no Change (by itself or when aggregated or taken together with any and all other Changes, directly or indirectly) resulting from, relating to or arising out of any of the following shall be deemed to be or constitute, or shall be taken into account in determining whether there is, a “Target MAE”; provided, further, that the following clauses (i), (ii), (iii), (iv), and (v) shall be taken into account in determining whether a Target MAE has occurred to the extent, and solely to the extent, such Changes disproportionately impact the Target and its subsidiaries (taken as a whole) relative to other businesses of a similar size in the industries in which Target and its subsidiaries operate: (i) general economic or business conditions; (ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets, including any suspension of trading in securities; (iii) conditions (or changes in such conditions) in the industries in which Target and its subsidiaries conduct business; (iv) political conditions (or changes in such conditions) in Australia, the United States or any other country or region in the world, or acts of war, armed hostilities, sabotage or terrorism (including any escalation or general worsening of any such acts of war, armed hostilities, sabotage or terrorism) in Australia, the United States or any other country or region in the world; (v) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in applicable Accounting Standards (or the interpretation thereof); (vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of Bidder; (vii) any action taken or not taken by Bidder in breach of the express provisions of this Agreement; (viii) any action or omission by Target required by law or the terms of this Agreement, or at the written request of, or with the written consent or waiver of, Bidder; and (ix) any matters set forth in the Target Disclosure Letter; provided that, for purposes of this clause (ix), the mere inclusion of a list of items such as contracts, option grants, customers, vendors or intellectual property shall not be deemed to be disclosure of any issues under, or liabilities with respect to, the items on such list.

Target Management Accounts means the unaudited balance sheet of Target as at the Accounts Date referred to in clause 1.1 of the Target Disclosure Letter and disclosed to Bidder prior to the date of this Agreement.

Target Option means an option, right (including a promise, and whether contingent or not), convertible security, warrant or preferred share, to acquire by way of issue, conversion or exercise a Target Share.

Target Permitted Distribution means:

(a)	any amount that is included as a liability in the Target Management Accounts;

(b)	costs, expenses and bonuses properly payable to any employee or consultant of any Target Group Member who is not a Related Party and which was properly due or accrued in the ordinary course of business or custom and practice by the relevant Target Group Member;

(c)	Target Transaction Expenses;

(d)	any other action that is expressly contemplated in this Agreement; and

(e)	any other action or liability that is expressly detailed in clause 1.1 of the Target Disclosure Letter.

Target Share means a fully paid ordinary share in Target.

Target Shareholder means each registered holder of Target Shares.

Target Transaction Expenses means all third party costs, fees and expenses (including GST) due and payable by any Target Group Member in connection with the Takeover Bid, including the negotiation, preparation, execution and completion of each Transaction Document.

Target’s Statement means the statement issued or to be issued by Target under Part 6 of the Corporations Act in response to the Takeover Bid.

Tax means any tax, levy, impost, deduction, charge, rate, duty, GST or withholding (together with any related interest, penalty, fine or expense in connection with any of them) which is assessed, levied, imposed or collected by a Regulatory Agency.

Timetable means the indicative timetable in Schedule 3.

Transaction Document means:

(a)	this Agreement;

(b)	the CVR Agreement;

(c)	the ~~Milestone Warrants~~Restriction Agreements;

(d)	any document which Bidder and Target agree in writing is a 'Transaction Document' for the purposes of this definition; and

(e)	any document entered into for the purposes of varying, replacing, or novating any of the above.

Unconditional means Bidder issuing one or more notices in accordance with either or both of section 630(3) and section 650F(1)(a) of the Corporations Act, declaring that the Conditions have been fulfilled and the Takeover Bid is free or freed (as the case may be) from all Conditions that have not otherwise been fulfilled.

U.S. GAAP means United States generally accepted accounting principles consistently applied.

U.S. Person shall have the meaning of such term as defined in Regulation S under the Securities Act.

1.2	Interpretation

In this Agreement, unless the context requires otherwise:

(a)	the singular includes its plural and vice versa;

(b)	words denoting any gender include all genders;

(c)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)	headings are for convenience only and do not affect interpretation;

(e)	a reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity;

(f)	a reference to a party to this Agreement includes its successors and permitted assigns;

(g)	a reference to a particular day or time is to that day or time in Sydney, Australia;

(h)	a reference to any agreement (including this Agreement) or document is to the agreement or document as amended, supplemented, novated or replaced from time to time;

(i)	a reference to a clause, paragraph, schedule or annexure is to a clause, paragraph, schedule or annexure in or to this Agreement;

(j)	a reference to this Agreement includes any schedules and annexures to this Agreement;

(k)	a reference to writing includes any method of representing or reproducing words, figures, drawings or symbols in a visible or tangible form;

(l)	a reference to AU$ is to Australian currency and a reference to US$ is to the U.S. currency;

(m)	a reference to legislation (including subordinate legislation) or a provision of it is to that legislation or provision as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(n)	words such as including or for example do not limit the meaning of the words preceding them (i.e., including shall be read as “including without limitation”);

(o)	an obligation or liability assumed by, or a right conferred on, two or more parties binds or benefits all of them jointly and each of them severally; and

(p)	nothing in this Agreement is to be interpreted against a party solely on the ground that the party or its advisers drafted it.

1.3	Business Days

Unless expressed to the contrary in this Agreement, if the day on or by which a party must do something under this Agreement is not a Business Day, the party must do it on or by the next Business Day.

1.4	Consents or approvals

Unless expressed to the contrary in this Agreement, if the doing of any act, matter or thing under this Agreement is (A) (i) dependent on the consent or approval of a party or is within the discretion of a party and (ii) the consent or approval or discretion is not qualified by the words “not to be unreasonably withheld”, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion, or (B) dependent on the consent or approval of a party or is within the discretion of a party and the consent or approval or discretion is qualified by the words “not to be unreasonably withheld”, it shall mean not to be unreasonably withheld, conditioned or delayed.

1.5	Bidder’s awareness

Where any statement in clause 11.1 is qualified by the expression “so far as Bidder is aware” or any similar expression, the facts of which Bidder will be deemed to be aware will be all facts and matters of which any member of the Bidder Board:

(a)	is actually aware as at the date of this Agreement; and

(b)	would be aware as at the date of this Agreement had those persons given careful consideration to, and made reasonable enquiries in respect of, the relevant statement.

1.6	Target’s awareness

Where any statement in clause 11.2 is qualified by the expression “so far as Target is aware” or any similar expression, the facts of which Target will be deemed to be aware will be all facts and matters of which any member of the Target Board:

(a)	is actually aware as at the date of this Agreement; and

(b)	would be aware as at the date of this Agreement had those persons given careful consideration to, and made reasonable enquiries in respect of, the relevant statement.

2.	Timetable

The parties acknowledge that the Timetable is an indicative timetable. The parties agree to consult and work with each other regularly, in good faith and in a timely and co-operative fashion in relation to:

(a)	performing their respective obligations within the framework established by the Timetable; and

(b)	any need to modify the Timetable.

3.	Takeover Bid

3.1	Bidder to make Takeover Bid

Subject to the terms and conditions herein, (i) Bidder agrees to make Offers to all Target Shareholders in respect of all of their Target Shares on terms and conditions no less favourable than those contemplated by this Agreement, and (ii) the terms of the Offer must permit all Target Shareholders to accept for all or any of their Target Shares. Bidder agrees to extend the Takeover Bid under section 617(2) of the Corporations Act to Target Shares that are issued during the period from the date set by Bidder under section 633(2) of the Corporations Act to the end of the Offer Period due to an exercise of Target Options that are on issue at the date of this Agreement disclosed in clause 11.2(h) of the Target Disclosure Letter.

3.2	Consideration for the Offer

(a)	The Takeover Bid will comprise the acquisition of shares in Target by Bidder for consideration equal to ~~(i) 38.78~~61.11 Bidder Shares ~~and (ii) 22.33 Milestone Warrants~~ for each one Target Share held by an Accepting Shareholder (collectively referred to as the Offer Consideration~~).~~), of which 22.33 Bidder Shares for each one Target Share shall be subject to the Restriction Agreements. If an Accepting Shareholder is entitled to receive a fraction of a Bidder Share ~~or a Milestone Warrant~~, the number of Bidder Shares ~~or Milestone Warrants (as applicable)~~ will be rounded up to the next whole number of Bidder Shares ~~or Milestone Warrants (as applicable)~~ if the fraction is 0.5 or more, and rounded down to the nearest whole number if the fraction is less than 0.5.

(b)	Nothing in this Agreement in any way limits Bidder’s ability to vary the consideration offered under the Takeover Bid in a way permitted by law, provided that no variation may be made that results in either:

(i)	a reduction in the Offer Consideration; or

(ii)	the addition of any Conditions.

3.3	Public announcement

The parties agree to issue the Announcements as soon as practicable after execution of this Agreement in the form of the Announcements, which will set out:

(a)	the recommendations of each Target Director in accordance with clause 5.1(a); and

(b)	that, unless there is a Superior Proposal, and subject to the Independent Expert concluding that the Offer is fair and reasonable, each director of Target proposes to:

(i)	accept the Offer in respect of Target Shares owned by that director; and

(ii)	cause each entity controlled by that director to accept the Offer in respect of Target Shares owned by that entity,

in each case not later than 5 Business Days after the date of the Target’s Statement.

3.4	Conditions and variations

(a)	The parties agree that the Offers and any contract which results from acceptance of the Offers will be subject to the Conditions being satisfied or waived prior to the end of the Offer Period, which will be referred to and disclosed in the Announcements.

(b)	The parties agree that the Offers will contain provisions substantially to the effect of Schedule 2 in relation to the Conditions.

(c)	Bidder may, subject to the Corporations Act:

(i)	increase the Offer Consideration; or

(ii)	waive any Condition, declare the Offer unconditional or extend it at any time (and on more than one occasion),

in each case, in any manner permitted by law.

(d)	Subject to clause 3.4(e):

(i)	each party must, to the extent that it is within its power to do so, use all reasonable endeavours to procure that each of the Conditions which the party is capable of satisfying is satisfied as soon as practicable after the date of this Agreement or continues to be satisfied at all times until the last time for it to be satisfied (as the case may be); and

(ii)	Target must not do (or omit to do) anything which will, or is likely to, result in any of the Conditions being breached, or not being, or not being capable of being, satisfied.

(e)	Nothing in clause 3.4(d) prevents Target or the Target Board from acting in accordance with clauses 5.1(c) or 8.7.

(f)	If any event occurs or becomes apparent which would cause any of the Conditions to be breached or prevent them from being able to be satisfied, each party must notify the other party in writing of the event or circumstance as soon as reasonably practicable after they become aware of the event or circumstance, and the parties must negotiate in good faith to seek to rectify that position.

(g)	Each party must, as far as reasonably practicable, consult with the other party within a reasonable time in advance of any action which is likely to cause a breach of the Conditions.

4.	Facilitation of the Bid

4.1	Bidder’s Statement

(a)	Bidder must prepare the Bidder’s Statement and an acceptance form for the Offer in accordance with the Corporations Act, which acceptance form will include, among other things, customary warranties by the Accepting Shareholder regarding its ownership of Target Shares and status as a non-Foreign Shareholder.

(b)	Bidder will give Target a reasonable opportunity to review an advanced draft of the Bidder’s Statement at least 5 Business Days before the Bidder is required to lodge the Bidder’s Statement with ASIC, and will consider in good faith any comments Target may have and that are furnished to Bidder in writing within 3 Business Days after Bidder furnished such advanced draft of the Bidder’s Statement.

4.2	Target’s Statement

(a)	Target must prepare the Target’s Statement in response to the Bidder’s Statement in accordance with the Corporations Act and which includes a unanimous recommendation from Target Directors to Target Shareholders to accept the Offer in respect of all their Target Shares, in the absence of a Superior Proposal or the Independent Expert concluding that the Offer is not fair and reasonable.

(b)	Target will give Bidder a reasonable opportunity to review an advanced draft of the Target’s Statement at least 5 Business Days before the Target is required to lodge the Target’s Statement with ASIC, will consider in good faith any comments Bidder may have and that are furnished to Target in writing within 3 Business Days after Target furnished such advanced draft of the Target’s Statement.

4.3	Access to information

Each party agrees to give the other party access to such information, on a timely basis, that may be reasonably required to assist in the preparation of the Bidder’s Statement or the Target’s Statement (as applicable) or to satisfy any of the Conditions.

4.4	Early dispatch of Offers

Target agrees, and represents and warrants that Target Board has agreed, that the Bidder’s Statement may be sent to Target Shareholders on a date nominated by Bidder that is earlier than the date for sending under item 6 of section 633(1) of the Corporations Act.

4.5	Independent Expert’s Report

(a)	The parties acknowledge and agree that Target will commission the preparation of an Independent Expert’s Report for the Target’s Statement as soon as possible following the date hereof. Bidder must provide, at Target’s expense (if this requires out-of-pocket expenses), any assistance or information reasonably requested by Target or by the Independent Expert in connection with the preparation of the Independent Expert’s Report.

(b)	Target must, subject to the consent of the Independent Expert and Bidder signing any agreement reasonably required by the Independent Expert, provide a draft of the Independent Expert’s Report to Bidder for the sole purpose of confirming factual accuracy, it being understood that the draft will not include any details of the Independent Expert’s opinions on fairness and reasonableness.

4.6	Promotion of Offer

During the Offer Period, Bidder and Target must co-operate and act in good faith to promote the merits of the Offer to Target Shareholders and any relevant third parties.

5.	Target Obligations

5.1	Target Directors’ recommendation of the Offer

(a)	Target represents and warrants that:

(i)	Target Directors have met and considered the possibility of Bidder agreeing to make the Takeover Bid; and

(ii)	all Target Directors have (x) approved this Agreement and (y) informed Target that they will unanimously recommend that Target Shareholders accept the Offer, it is their intention to accept the Offer in respect of all Target Shares that they own or control or otherwise have a Relevant Interest in, in each case of this clause (y), subject only to the qualification that there is no Superior Proposal and subject to the Independent Expert concluding that the Offer is fair and reasonable (the “Fiduciary Qualification”).

(b)	Subject to clause 5.1(c), Target undertakes to use its best endeavours to procure that:

(i)	Target Directors will unanimously recommend (including in the Target’s Statement) that Target Shareholders accept the Offer, in the absence of a Superior Proposal and subject to the Independent Expert concluding that the Offer is fair and reasonable; and

(ii)	the Target’s Statement and each other public announcement or document publicly released by the Target in relation to the Offer will include a statement by Target Directors to that effect and to the effect that it is the intention of each Target Director to accept the Offer in respect of all Target Shares that they own or control or otherwise have a Relevant Interest in, in the absence of a Fiduciary Qualification.

(c)	Target undertakes and covenants to Bidder that no Target Director will change, withdraw or modify his or her recommendation under clause 5.1(b)(i) or statement under clause 5.1(b)(ii) or make a recommendation or statement that is inconsistent with such recommendation or statement unless:

(i)	if relevant, Target has complied with clause 8; and

(ii)	that Target Director, acting in good faith, determines (after taking written advice from Target’s or his or her own external financial and legal advisers) that he or she is by virtue of his or her fiduciary or statutory duties, required to change, withdraw or modify such recommendation or statement or make a recommendation or statement inconsistent with it, in each case, solely if such action is permissible under the terms of clause 8.7 or otherwise constitutes a Fiduciary Qualification.

5.2	Conduct of Target during Pre-Closing Period

From the date hereof, until the earlier of the valid termination of this Agreement or the Closing Date (the “Pre-Closing Period”):

(a)	Target must, and must procure that each other Target Group Member:

(i)	conduct their business in its usual and ordinary course and on a basis consistent with past practice or as may be required in order to satisfy a specific requirement of a Regulatory Agency; and

(ii)	preserve and maintain the value of their business and assets, and their relationships with customers, suppliers, employees and others with whom they have business dealings; and

(iii)	take the actions set forth in clause 5.2(a) of the Target Disclosure Letter; and

(b)	Target must not issue any Target Shares or Target Options (nor allow the same for any of its Related Entities), except for the issuance of Target Shares as a consequence of the exercise of Target Options if such Target Options were disclosed in clause 11.2(h) of the Target Disclosure Letter;

(c)	Target must, and must procure that each other Target Group Member:

(i)	not sell, assign or dispose of any legal or beneficial interest in any of the Target Assets;

(ii)	not create or permit the creation of any Encumbrance over any of the Target Assets;

(iii)	maintain and renew the Target Assets under applicable laws to the extent required to keep the Target Assets in good standing;

(iv)	promptly pass to Bidder any notice or communication from any Regulatory Agency or third party in any way affecting or potentially affecting the Target Assets;

(v)	not make any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or declare, set aside or pay any dividend or distribution (whether in cash, capital stock or property) with respect to its capital stock;

(vi)	comply, in all material respects, with applicable laws consistent with past practice; and

(vii)	not allow the transfer of any Target Share to a person who is a U.S. Person; and

(d)	Target must procure that, in respect of Target and each other Target Group Member, except if as a result of an existing commitment that is expressly disclosed in the Target Disclosure Letter:

(i)	no dividend or other distribution of profits or assets (including any return of capital) or revaluation of assets will be declared, paid or made (or determined to be paid or made) by a Target Group Member or would be treated as having been paid or made by the Target Group Member;

(ii)	no payments will be made by or on behalf of a Target Group Member to or for the benefit of any Related Party of Target (whether directly or indirectly);

(iii)	no share or loan capital of a Target Group Member will be issued, redeemed, repurchased or repaid in a manner which would result in a payment to or an agreement or obligation to make a payment to any Related Party of Target;

(iv)	no amounts owed to a Target Group Member by any Related Party of Target will be waived or forgiven;

(v)	no assets, rights or other benefits will be transferred by a Target Group Member to any Related Party of Target;

(vi)	no liabilities will be assumed or incurred (or any indemnity given in respect thereof) by a Target Group Member for the benefit of any Related Party of Target (whether directly or indirectly);

(vii)	no management, consulting, monitoring or other shareholder or directors’ fees or bonuses or payments of a similar nature will be paid by or on behalf of a Target Group Member to or for the benefit of any Related Party of Target (whether directly or indirectly);

(viii)	no agreements, understandings or arrangements will be entered into whereby the person directly benefiting from any of the matters referred to in clauses 5.2(d)(i) to 5.2(d)(vii) (inclusive) confers (directly or indirectly) a benefit on any Related Party of Target; and

(ix)	a Target Group Member will not agree or commit to do any of the things set out in clauses 5.2(d)(i) to 5.2(d)(ix) (inclusive) above.

5.3	Permitted conduct

The obligations of Target under clause 5.2 do not apply in respect of:

(a)	any matter required to be done or procured by Target pursuant to, or which is otherwise contemplated or expressly permitted by, this Agreement or the Takeover Bid;

(b)	any Target Permitted Distribution;

(c)	any matter which is required to be done by law or by an order of a court or a Regulatory Agency; and

(d)	any matter the undertaking of which Bidder has approved in writing (which approval shall not be unreasonably withheld).

6.	Bidder Obligations

6.1	LO2A – CVR Agreement

(a)	Prior to the Closing Date, at a date and time determined by the Bidder Board (the “CVR Date”), Bidder securityholders of record at such date and time shall each be entitled to one CVR issued by Bidder in accordance with the terms and conditions of the CVR Agreement. At or prior to the CVR Date, Bidder and Target shall execute and deliver, together with the CVR agent and other signatories thereto, the CVR Agreement and Bidder shall distribute the Bidder CVRs (the “CVR Distribution”).

(b)	Target shall cooperate with Bidder in the CVR Distribution.

(c)	For the sake of clarity, nothing herein shall preclude Bidder (or any of its Related Entities) from discussing, negotiating or entering into any LO2A Agreement or otherwise monetizing the LO2A Business (as such terms are defined in the CVR Agreement) and/or selling or committing to sell any BBG Assets.

6.2	Bidders Directors’ Approval of the Offer

Bidder represents and warrants that:

(a)	Bidder Directors have met and considered the possibility of Bidder agreeing to make the Takeover Bid; and

(b)	all Bidder Directors have approved this Agreement, including making the Offer in accordance with the terms and conditions hereunder.

6.3	Conduct of Bidder during Pre-Closing Period

During the Pre-Closing Period:

(a)	Bidder must, and must procure that each other Bidder Group Member:

(i)	conduct their business in its usual and ordinary course and on a basis consistent with past practice or as may be required in order to satisfy a specific requirement of a Regulatory Agency; and

(ii)	preserve and maintain the value of their assets; and

(b)	Bidder must not issue any (A) Bidder Shares except (i) as a consequence of the exercise or conversion of Bidder Options if such Bidder Options were disclosed in clause 11.1(i) of the Bidder Disclosure Letter or (ii) in accordance with the PIPE Agreements, or (B) Bidder Options;

(c)	Bidder must, and must procure that each other Bidder Group Member:

(i)	promptly pass to Target any notice or communication from any Regulatory Agency or third party in any way affecting or potentially affecting the Bidder Assets; and

(ii)	comply, in all material respects, with applicable laws consistent with past practice; and

(d)	Bidder must procure that, in respect of Bidder and each other Bidder Group Member, except if as a result of an existing commitment that is expressly disclosed in the Bidder Disclosure Letter:

(i)	no dividend or other distribution of profits or assets (including any return of capital) or revaluation of assets will be declared, paid or made (or determined to be paid or made) by a Bidder Group Member or would be treated as having been paid or made by the Bidder Group Member;

(ii)	no payments will be made by or on behalf of a Bidder Group Member to or for the benefit of any Related Party of Bidder (whether directly or indirectly);

(iii)	no share or loan capital of a Bidder Group Member will be issued, redeemed, repurchased or repaid in a manner which would result in a payment to or an agreement or obligation to make a payment to any Related Party of Bidder;

(iv)	no amounts owed to a Bidder Group Member by any Related Party of Bidder will be waived or forgiven;

(v)	no assets, rights or other benefits will be transferred by a Bidder Group Member to any Related Party of Bidder;

(vi)	no liabilities will be assumed or incurred (or any indemnity given in respect thereof) by a Bidder Group Member for the benefit of any Related Party of Bidder (whether directly or indirectly);

(vii)	no management, consulting, monitoring or other shareholder or directors’ fees or bonuses or payments of a similar nature will be paid by or on behalf of a Bidder Group Member to or for the benefit of any Related Party of Bidder (whether directly or indirectly);

(viii)	no agreements, understandings or arrangements will be entered into whereby the person directly benefiting from any of the matters referred to in clauses 6.3(d)(i) to 6.3(d)(vii) (inclusive) confers (directly or indirectly) a benefit on any Related Party of Bidder; and

(ix)	a Bidder Group Member will not agree or commit to do any of the things set out in clauses 6.3(d)(i) to 6.3(d)(viii) (inclusive) above.

6.4	Permitted conduct

The obligations of Bidder under clause 6.3 do not apply in respect of:

(a)	any matter required to be done or procured by Bidder pursuant to, or which is otherwise contemplated or expressly permitted by, this Agreement or the Takeover Bid, including the CVR Distribution and the other actions permitted by clause 6.1(c);

(b)	any Bidder Permitted Distribution;

(c)	any matter which is required to be done by law or by an order of a court or a Regulatory Agency; and

(d)	any matter the undertaking of which Target has approved in writing (which approval shall not be unreasonably withheld).

6.5	Change of name of Bidder

As soon as practicable following the Closing Date, Bidder will use its reasonable efforts (including obtaining the requisite stockholder approval) to effect a change of its corporate name to “Cosmos Capital, Inc.” or such similar name that the Target Board will agree to.

7.	Post-Merger obligations

7.1	Appointment of nominees by Target

At the Closing Date, and provided that Bidder has received acceptances for more than 50% of Target Shares, Bidder shall take all action necessary to have up to two (2) persons (up to three (3) persons if Bidder has received acceptances for more than 75% of Target Shares), to be named by Target at least 10 Business Days prior to the Closing Date, appointed as members of the Bidder Board; provided that such appointees (i) are qualified under applicable law to serve as members of the Bidder Board and (ii) supply information reasonably requested by Bidder.

7.2	Resignation of Bidder directors

At the Closing Date, and provided that Bidder has received acceptances for more than 90% of Target Shares, Bidder Directors (excluding one person to be notified to Target at least 7 Business Days prior to the Closing Date) who are not Target nominees shall resign from the Bidder Board (provided that a proper board is constituted at all times) and confirm in writing that they have received all payments due to them as employees (if applicable) and directors of Bidder and acknowledge that they have no claims against any Bidder Group Member for remuneration in connection with, or for ceasing to hold, the relevant office (excluding, for the sake of clarity, any rights they may have under the Bidder Options owned by them, under indemnity agreements as D&O Indemnified Parties (as defined below), as third party beneficiaries of clause 7.5 below or, where applicable, under the New Consulting Agreements).

7.3	Supply of Information

Target undertakes to provide (and, where applicable, cause others, such as its auditors and lawyers to provide), at the Target’s sole cost and expense, the necessary information, including business, financial and legal information, required for inclusion in Bidder’s SEC reports as soon as practicable following the date hereof. Without derogating from the generality of the foregoing, Target (i) undertakes to promptly, and in any event, within 60 days following the date hereof, furnish (and, where applicable, cause others, such as its auditors and lawyers to provide) to Bidder all financial and other information concerning it as may be required for the Bidder to file a Form 8-K and any supplements or amendments thereto that will be compliant therewith, including Item 2.01(f) of Form 8-K (as if Bidder is subject thereto) and Item 9.01 of Form 8-K, and (ii) represents, warrants and undertake that none of the information supplied or to be supplied by Target as aforesaid will, at the time the Form 8-K is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein or necessary to make the statements therein not misleading; provided, however, that Target is not responsible for any information supplied by Bidder.

7.4	Establishment of Executive Management RSU

At or prior to the Closing Date, Bidder shall establish an Incentive Compensation Program in relation to not less than 40,000,000 Bidder Shares, to be granted promptly (but no later than 90 days) following the Closing Date, in the form of performance-based Restricted Share Units (“RSUs”), performance rights or indeterminate rights. The persons who will participate in the Incentive Compensation Program from the post-Closing management and other personnel of Bidder and the performance metrics are set forth in Schedule 7; it being agreed that (i) the allocation of the amount of such RSUs or rights to personnel within the Wize Team (as such term is defined, and per the amount set forth, in Schedule 7) shall be as allocated by Bidder to Target at least 5 Business Days prior to the Closing Date and (ii) to the extent reasonably possible, the Incentive Compensation Program shall be established in a manner that will be tax beneficial to the grantees.

7.5	Director Indemnification and Insurance

(a)	From and after the Closing Date, Bidder will fulfil and honor in all respects the obligations of Bidder which exist prior to the date hereof to indemnify, advance expenses and eliminate liability of each of Bidder’s present and former directors and officers and their heirs, executors and assigns (each, a “D&O Indemnified Party”) in accordance with the indemnity agreements granted thereto.

(b)	From and after the Closing Date, the Certificate of Incorporation and Bylaws of Bidder will contain provisions at least as favorable as the provisions relating to the indemnification, advancement of expenses and elimination of liability set forth in the Certificate of Incorporation and Bylaws of Bidder as in existence on the date hereof, and will not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, at the Closing Date, were D&O Indemnified Parties, unless such modification is required by applicable law.

(c)	During the period commencing at the Closing Date and ending on the 6th anniversary of the Closing Date, Bidder undertakes to maintain and renew the Bidder’s directors’ and officers’ liability insurance (“D&O Insurance”), providing benefits and levels of coverage and with policy terms (including with respect to deductibles and exclusions), limits, amounts and conditions that are no less favorable than those of the existing D&O Insurance.

(d)	Without derogating from the foregoing, prior to the Closing Date, Bidder may purchase a "tail" D&O Insurance policy or policies (the "Tail Policies") covering the D&O Indemnified Parties, for a period of six years following the Closing Date, for events occurring at or prior to the Closing Date, which insurance will be of at least the same coverage and amounts and contain terms and conditions which are no less advantageous to the D&O Indemnified Parties than the coverage, amounts, terms and conditions of the directors' and officers' liability insurance policy maintained by Bidder as of the date of this Agreement. If and to the extent such Tail Policies have been purchased prior to the Closing Date, none of Bidder, Target or any affiliate thereof shall amend or modify such policies in a manner adverse to the beneficiaries thereunder or terminate such policy, in either case, prior to the expiration of the aforesaid six-year period. "Bidder Tail Insurance Expenses" means the costs and expenses of purchasing such Tail Policies.

(e)	This clause 7.5 will survive any termination of this Agreement and the consummation of the transactions at the Closing Date, is intended to benefit the D&O Indemnified Parties, and will be binding on all successors and assigns of Bidder.

7.6	Registration Rights

Subject to and effective as of the Closing Date:

(a)	Bidder shall use its reasonable commercial efforts to (i) prepare and file with the SEC, promptly following the Closing Date and no later than 60 days thereafter, a Registration Statement on Form S-1 (or, if becomes available, Form S-3), covering the resale of the Registrable Securities (“Form S-1”); provided that it shall be a condition precedent to the inclusion of the Registrable Securities of a Target Shareholder that such Target Shareholder shall have, within seven (7) Business Days after delivery thereof by Bidder, completed, executed and delivered a customary questionnaire requesting the inclusion of its Registrable Securities and providing the information reasonably requested therein, including a customary undertaking therein to indemnify Bidder in case information provided for inclusion in the Form S-1 results in an untrue statement or omission and (ii) maintain the effectiveness of such Form S-1 for a period of up to one year after becoming effective, subject to customary exceptions for suspension of such effectiveness of not more than 60 days in the aggregate, in case that the Bidder Board determines, in its good faith judgment, that maintaining such effectiveness would reasonably be expected to materially interfere with or require the public disclosure of any material corporate development or plan. Such Form S-1 also shall cover, to the extent allowable under the Securities Act and the rules promulgated thereunder (including Rule 416), such indeterminate number of additional Bidder Shares resulting from stock splits, stock dividends or similar transactions with respect to the Registrable Securities. Bidder will pay all expenses associated with such registration, including filing and printing fees, Bidder’s counsel and accounting fees and expenses, costs associated with clearing the Registrable Securities for sale under applicable state securities laws, and listing fees. In no event shall Bidder be responsible for any discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Registrable Securities being sold, or any legal fees or other costs of the holders.

(b)	If Bidder determines to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans on Form S-8 (or any successor form) or (ii) a registration relating solely to an SEC Rule 145 transaction on Form S-4 (or any successor form), Bidder will: include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, the Registrable Securities, subject to any reductions required due to the SEC’s interpretation of Rule 415 of the Securities Act.

(c)	If, in connection with the underwritten public offering by Bidder the managing underwriter(s) advise Bidder in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in an orderly manner in such offering within a price range acceptable to Bidder, Bidder will include in such registration (i) first, the securities proposed to be sold by Bidder in such public offering; and (ii) second, the common stock requested to be included in such registration, pro rata among the selling stockholders (whether holders of Registrable Securities or other stockholders holding rights to be included in such registration) based on the ratio of the number of shares of common stock that each such selling stockholder has requested that Bidder include in such registration over the total number of shares of common stock requested to be included in such registration. To receive such benefits, the Target Shareholder must agree, if requested by the managing underwriter(s) for any such offering, to execute a lock up agreement in connection with any such registration for a period of the date of filing of such registration statement and ending 90 days after effectiveness of said registration statement.

(d)	Notwithstanding the foregoing, Bidder shall not be required to register any Registrable Securities (i) as a result of a limitation on the maximum number of Bidder Shares permitted to be registered by the staff of the SEC pursuant to Rule 415 of the Securities Act or any successor rule providing for offering securities on a continuous or delayed basis (such Registrable Securities, the “Cutback Shares”); provided that (A) the number of Cutback Shares shall be allocated pro rata among the holders of Registrable Securities electing to register their securities in the Form S-1; and (B) if there are any Cutback Shares, Bidder shall use its reasonable commercial efforts to file additional Form S-1 to register those Cutback Shares as soon as practicable (subject to the immediately following clause (ii)), or (ii) if, and only if, (a) such Cutback Shares are still considered Registrable Securities at such time, or (b) such securities have already been disposed of pursuant to a prior Form S-1.

(e)	Notwithstanding the foregoing obligations, if Bidder furnishes to holders of Registrable Securities requesting a registration pursuant to this clause 7.6 a certificate signed by the Bidder’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than 60 days after the request of the Purchasers is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period.

7.7	Existing Officer Agreements and New Consulting Agreements

(a)	At the Closing Date, Bidder must (if it has not already done so):

(i)	terminate or procure the termination of each Existing Officer Agreement, with no liability to Bidder or its subsidiaries, except (i) to the extent disclosed in clause 7.7 of the Bidder Disclosure Letter and (ii) for the sake of clarity, any rights they may have under the Bidder Options owned by them, under indemnity agreements as D&O Indemnified Parties, as third party beneficiaries of clause 7.5 above or, where applicable, under the New Consulting Agreements; and

(ii)	use its reasonable commercial efforts to enter into the New Consulting Agreements.

(b)	Following the Closing Date, Bidder agrees to enter into employment agreements with James Manning, Michael Hughes and Greg Martin on terms that are no less favourable than the terms of their respective existing employment agreements with Target.

7.8	Other Closing Date obligations

At the Closing Date, Bidder must (if it has not already done so):

(a)	execute the ~~Milestone Warrants~~Restriction Agreements; and

(b)	procure the repayment in full of the Hapoalim Loan,

and provide evidence of same to Target.

7.9	Reverse split

~~Having regard to the disclosure in clause 11.1(cc) of the Bidder Disclosure Letter,~~Promptly following the Closing Date~~,~~ (and in any event within 90 days thereafter), Bidder undertakes to take all necessary steps (including obtaining all necessary Approvals) to effect a reverse split of its issued capital in order to bring its proposed fully diluted share capital below its authorised share capital.

8.	Target Exclusivity

8.1	Provision of information to Bidder

Target will provide Bidder with all reasonable information and requests in connection with the Takeover Bid and operations of Target which information will be subject to the Confidentiality Agreement, except to the extent such information is provided under clause 7.3.

8.2	No existing discussions for Target

Other than in relation to discussions with Bidder in connection with the proposed Takeover Bid and this Agreement, Target represents and warrants to Bidder that, as at the date of this Agreement, neither Target, its Related Entities nor any of their Representatives is participating in any continuing discussions with a third party that concern, or could reasonably be expected to lead to, a Target Competing Proposal.

8.3	No-shop and no-talk prohibitions

During the Exclusivity Period, Target must:

(a)	ensure that neither Target, its Related Entities nor any of their Representatives directly or indirectly solicit, invite, encourage or initiate any inquiry, expression of interest, offer, proposal or discussion by any person in relation to, or which could reasonably be expected to encourage or lead to the making of a Target Competing Proposal;

(b)	not, subject to the exception in clause 8.7 and without the prior written consent of Bidder, directly or indirectly make available to any other person or permit any other person to receive non-public information relating to Bidder or any of its Related Entities, in connection with such person formulating, developing or finalising or assisting in the formulation, development or finalisation of, a Target Competing Proposal; and

(c)	subject to the exception in clause 8.7 and except with the prior written consent of Bidder, ensure that neither Target, its Related Entities nor any of their Representatives directly or indirectly negotiate or enter into any negotiations or discussions or enter into any agreement with any person regarding a Target Competing Proposal or responds to any Target Competing Proposal (whether or not it was solicited).

8.4	No due diligence

During the Exclusivity Period, Target must:

(a)	ensure that neither Target, its Related Entities nor any of their Representatives, directly or indirectly:

(i)	solicit, invite, initiate, or encourage; or

(ii)	subject to clause 8.7, facilitate or permit,

any party other than Bidder to undertake due diligence investigations on Target; or

(b)	subject to clause 8.7, ensure that neither Target, its Related Entities nor any of their Representatives directly or indirectly make available to any other person or permit any other person to receive any non-public information relating to Target in connection with such person formulating, developing or finalising, or assisting in the formulation, development or finalisation of, a Target Competing Proposal, except with the prior written consent of Bidder or in the case of matters that do not constitute a Target Competing Proposal.

8.5	Notification of approaches

(a)	During the Exclusivity Period, Target must promptly notify Bidder in writing if it becomes aware of any:

(i)	approach or attempt to initiate negotiations or discussions in relation to an actual, proposed or potential Target Competing Proposal;

(ii)	proposal made to Target, its Related Entities or any of their Representative in connection with, or in respect of any exploration or completion of, any actual, proposed or potential Target Competing Proposal; or

(iii)	provision by Target, its Related Entities or any of their Representative of any non-public information concerning Target to any person in relation to any actual, proposed or potential Target Competing Proposal, whether direct or indirect, solicited or unsolicited and in writing or otherwise. For the avoidance of doubt, any of the acts described in this clause 8.5 may only be taken by Target to the extent permitted or not proscribed under clauses 8.3 or 8.4.

(b)	A notice given under clause 8.5(a) must include the identity of the proponent of the Target Competing Proposal and a summary of all material terms and conditions of the actual, proposed or potential Target Competing Proposal.

8.6	Matching Right

(a)	Without limiting clause 8.3, during the Exclusivity Period, Target must:

(i)	not enter into any agreement, arrangement or understanding (whether or not in writing) under which a third party, Target or both propose to undertake or give effect to a Target Competing Proposal;

(ii)	ensure that none of Target Directors changes, withdraws or modifies their recommendation of the Takeover Bid in favour of a Target Competing Proposal,

unless:

(iii)	the Target Board, acting reasonably and in good faith, has determined that the Target Competing Proposal is, or would reasonably likely lead to, a Superior Proposal;

(iv)	Target has complied with its notification obligations under clause 8.5(a) and is not in breach of its obligations under clauses 8.3 and 8.4;

(v)	Target has first given Bidder 5 Business Days’ notice in writing of the proposed action described in clause 8.6(a)(i) and/or 8.6(a)(ii);

(vi)	Target has provided to Bidder with that notice the material terms and conditions of the Target Competing Proposal including the price or implied value, payment terms, form of consideration, timing, break fee (if any) and the identity of the proponent of the Target Competing Proposal; and

(vii)	in relation to clause 8.6(a)(ii), clause 5.1(c)(ii) has been satisfied.

(b)	During the 5 Business Day period referred to in clause 8.6(a)(v), Bidder will have the right to offer a counter proposal (Bidder Counter Proposal) that will provide a superior outcome for Target Shareholders than the applicable Target Competing Proposal and if it does so offer:

(i)	Target and Bidder must use their best endeavours to agree any amendments to this Agreement that are necessary to reflect the Bidder Counter Proposal; and

(ii)	Target must procure that Target Directors recommend the Bidder Counter Proposal to Target Shareholders and not the applicable Target Competing Proposal.

(c)	Any modification to any Target Competing Proposal will constitute a new Target Competing Proposal for the purposes of this clause 8.6.

8.7	Fiduciary exception

Clauses 8.3(b), 8.3(c), 8.4(a)(ii) or 8.4(b) do not apply to the extent that they restrict Target or the Target Board from taking or refusing to take any action with respect to a Target Competing Proposal (in relation to which there has been no contravention of this clause 8) provided that:

(a)	the Target Competing Proposal is bona fide and is made in writing by or on behalf of a person that the Target Board considers is of reputable commercial standing;

(b)	the Target Board has determined in good faith after:

(i)	consultation with Target's financial advisers, that the Target Competing Proposal is or would reasonably likely lead to a Superior Proposal; and

(ii)	receiving written advice from its external legal adviser practising in the area of corporate law,

that failing to take the action or refusing to take the action (as the case may be) with respect to the Target Competing Proposal would be likely to constitute a breach of the fiduciary or statutory obligations of the Target Board.

9.	Bidder Exclusivity

9.1	Provision of information to Target

Bidder will provide Target with all reasonable information and requests in connection with the Takeover Bid and operations of the Bidder which information will be subject to the Confidentiality Agreement.

9.2	No existing discussions for Bidder

Other than in relation to discussions with Target in connection with the proposed Takeover Bid and this Agreement, Bidder represents and warrants to Target that, as at the date of this Agreement, neither Bidder, its Related Entities nor any of their Representatives is participating in any continuing discussions with a third party that concern, or could reasonably be expected to lead to, a Bidder Competing Proposal.

9.3	No-shop and no-talk prohibitions

During the Exclusivity Period, Bidder must:

(a)	ensure that neither Bidder, its Related Entities nor any of their Representatives directly or indirectly solicit, invite, encourage or initiate any inquiry, expression of interest, offer, proposal or discussion by any person in relation to, or which could reasonably be expected to encourage or lead to the making of a Bidder Competing Proposal;

(b)	not, without the prior written consent of Target, directly or indirectly make available to any other person or permit any other person to receive non-public information relating to Bidder or any of its Related Entities, in connection with such person formulating, developing or finalising or assisting in the formulation, development or finalisation of, a Bidder Competing Proposal; and

(c)	except with the prior written consent of Target, ensure that neither Bidder, its Related Entities nor any of their Representatives directly or indirectly negotiate or enter into any negotiations or discussions or enter into any agreement with any person regarding a Bidder Competing Proposal or responds to any Bidder Competing Proposal (whether or not it was solicited).

9.4	No due diligence

During the Exclusivity Period, Bidder must:

(a)	ensure that neither Bidder, its Related Entities nor any of their Representatives, directly or indirectly:

(i)	solicit, invite, initiate, or encourage; or

(ii)	facilitate or permit,

any party other than Target to undertake due diligence investigations on Bidder; or

(b)	ensure that neither Bidder, its Related Entities nor any of their Representatives directly or indirectly make available to any other person or permit any other person to receive any non-public information relating to Bidder in connection with such person formulating, developing or finalising, or assisting in the formulation, development or finalisation of, a Bidder Competing Proposal, except with the prior written consent of Target or in the case of matters that do not constitute a Bidder Competing Proposal.

9.5	Notification of approaches

(a)	During the Exclusivity Period, Bidder must promptly notify Target in writing if it becomes aware of any:

(i)	approach or attempt to initiate negotiations or discussions in relation to an actual, proposed or potential Bidder Competing Proposal;

(ii)	proposal made to Bidder, its Related Entities or any of their Representative in connection with, or in respect of any exploration or completion of, any actual, proposed or potential Bidder Competing Proposal; or

(iii)	provision by Bidder, its Related Entities or any of their Representative of any non-public information concerning Bidder to any person in relation to any actual, proposed or potential Bidder Competing Proposal, whether direct or indirect, solicited or unsolicited and in writing or otherwise. For the avoidance of doubt, any of the acts described in this clause 9.5 may only be taken by Bidder to the extent permitted or not proscribed under clauses 9.3 or 9.4.

(b)	A notice given under clause 9.5(a) must include the identity of the proponent of the Bidder Competing Proposal and a summary of all material terms and conditions of the actual, proposed or potential Bidder Competing Proposal.

10.	Break Fees

10.1	Declaration

Each party represents and warrants to the other party that it:

(a)	would not have entered into this Agreement without the benefit of this clause 10; and

(b)	would not have entered into and continued the negotiations and the due diligence process leading up to this Agreement unless each party had a reasonable expectation that the other party would enter into a clause of this kind.

10.2	Acknowledgements

(a)	Each party acknowledges that the other party has incurred, and after the signing, will incur:

(i)	external financial, accounting and legal advisory costs;

(ii)	internal costs of a similar kind (including directors and management time costs, risk management costs and capital costs);

(iii)	commitment fees and other financing costs; and

(iv)	reasonable opportunity costs in pursuing the Takeover Bid or in not pursuing other alternative acquisitions or strategic initiatives,

in relation to the Takeover Bid and will incur further costs if the Offer under the Takeover Bid is announced but is not successful (Costs).

(b)	Each party represents and warrants to the other party that:

(i)	it has received legal advice on this Agreement and on the operation of this clause 10; and

(ii)	it considers this clause 10 to be fair and reasonable and that it is appropriate to agree to the terms in this clause 10 in order to secure the significant benefits to both parties (and Target Shareholders) resulting from the Takeover Bid.

10.3	Agreement on Costs

(a)	The parties acknowledge that the amount of the Costs, other than the external advisory costs, is inherently unascertainable and that, even after termination of this Agreement, the Costs will be not able to be accurately ascertained. As a genuine and reasonable pre-estimate of the Costs that each party will suffer if the Offer does not proceed, the parties agree that, for the purposes of this clause 10, the Costs will be:

(i)	in relation to Bidder, US$350,000 (Bidder Break Fee); and

(ii)	in relation to Target, US$150,000 (Target Break Fee),

in each case plus any applicable GST.

(b)	The parties acknowledge that the amount of each Break Fee is an amount to compensate Bidder or Target (as applicable) for:

(i)	advisory costs;

(ii)	costs of management and directors’ time;

(iii)	out of pocket expenses; and

(iv)	reasonable opportunity costs incurred in pursuing the Takeover Bid or in not pursuing alternative acquisitions or strategic initiatives which the party could have developed to further its business and objectives.

10.4	Bidder Break Fee payable by Target

Target must pay the Bidder Break Fee to Bidder, without set off or withholding, in the following events (for the sake of clarity, subject to clause 10.7(b)):

(a)	Target must pay the Bidder Break Fee to Bidder if any Target Director fails to recommend as described in clause 5.1 or recommends against, qualifies their support of or withdraws their recommendation or approval of the Takeover Bid, except that:

(i)	where all of the following conditions (A)-(D) apply, the Bidder Break Fee shall mean US$150,000:

(A)	clauses 5.1(c)(ii) or 8.7 apply;

(B)	the Independent Expert has not concluded, or has changed its opinion so that it no longer concludes, that the Offer is fair and reasonable;

(C)	such inability to so conclude, or change in conclusion, is not related to a Superior Proposal; and

(D)	none of the other clauses under this clause 10.4 is applicable;

(ii)	no Bidder Break Fee will be payable if Target has terminated this Agreement under clause 13.1(a); or

(iii)	no Bidder Break Fee will be payable if Target has terminated this Agreement under clause 13.1(e), provided that such termination is not related to a Superior Proposal;

(b)	Target must pay the Bidder Break Fee to Bidder if Target or any Target Director fails to comply with their respective statements made in an announcement or the Target’s Statement of intended action in relation to the Offer in accordance with the terms of the statement, except that:

(i)	where all of the following conditions (A)-(D) apply, the Bidder Break Fee shall mean US$150,000:

(A)	clauses 5.1(c)(ii) or 8.7 apply;

(B)	the Independent Expert has not concluded, or has changed its opinion so that it no longer concludes, that the Offer is fair and reasonable;

(C)	such inability to so conclude, or change in conclusion, is not related to a Superior Proposal; and

(D)	none of the other clauses under this clause 10.4 is applicable;

(ii)	no Bidder Break Fee will be payable if Target has terminated this Agreement under clause 13.1(a); or

(iii)	no Bidder Break Fee will be payable if Target has terminated this Agreement under clause 13.1(e); provided that such termination is not related to a Superior Proposal;

(c)	Target must pay the Bidder Break Fee to Bidder if at the end of the Offer Period, Condition (a) (Minimum acceptance condition) is not satisfied;

(d)	Target must pay the Bidder Break Fee to Bidder if Bidder terminates this Agreement pursuant to clause 13.1(a); provided however that the Bidder Break Fee under this clause (d) shall mean US$150,000 if, and only if, none of the other clauses under this clause 10.4 is applicable; or

(e)	Target must pay the Bidder Break Fee to Bidder if Bidder terminates this Agreement pursuant to clause 13.1(c).

10.5	Target Break Fee payable by Bidder

Bidder must pay the Target Break Fee to Target, without set off or withholding, in the following events (for the sake of clarity, subject to clause 10.7(a)):

(a)	Bidder must pay the Target Break Fee to Target if Target terminates this Agreement in accordance with clause 13.1(a); or

(b)	Bidder must pay the Target Break Fee to Target if Bidder withdraws the Offer or the Offer lapses,

except that, in the case of paragraph (b), the Target Break Fee will not be payable by Bidder if one of the reasons for Bidder withdrawing the Offer or the Offer lapsing is because a Condition of the Offer has not been fulfilled and Bidder has not freed the Offer from that Condition in accordance with the Corporations Act.

10.6	Time and manner of payment

(a)	The payment of the Bidder Break Fee by Target to Bidder provided for in clause 10.4 must be made within five Business Days of receipt of a written demand for payment by Bidder. The payment of the Target Break Fee by Bidder to Target provided for in clause 10.5 must be made within five Business Days of receipt of a written demand for payment by Target.

(b)	Subject to clause 10.6(c), the payment of the Bidder Break Fee by Target to Bidder provided for in clause 10.4 or the Target Break Fee by Bidder to Target provided for in clause 10.5 (as applicable) must be in cash.

(c)	Solely in the event that Target is entitled to pay a reduced Bidder Break Fee of US$150,000 under clause 10.4(a)(i) or clause 10.4(b)(i), Target may satisfy the payment of up to US$150,000 of such reduced Bidder Break Fee by the issue to Bidder of the number of Target Shares determined in accordance with the following formula, with any fraction of a Target Share rounded up to the next whole number of Target Shares if the fraction is 0.5 or more, and rounded down to the nearest whole number if the fraction is less than 0.5:

A = B / AU$8.75

Where:

A is the number of Target Shares

B is the amount of the Bidder Break Fee up to US$150,000 to be paid by the issue of Target Shares under this clause converted into AU$ at the US$/AU$ exchange rate published by the Reserve Bank of Australia on its website at 9.00am (Sydney time) on the date of issue of the Target Shares

10.7	Only payable once

(a)	Bidder is not required to pay the Target Break Fee more than once.

(b)	Target is not required to pay the Bidder Break Fee more than once.

10.8	No Bidder Break Fee payable

Notwithstanding the foregoing, (A) Target is not required to pay the Bidder Break Fee at any time during the Offer Period, and Bidder must refund any Bidder Break Fee paid to it, if (i) it consummates the Offer and (ii) at the end of the Offer Period, Bidder and its Associates have a Relevant Interest in excess of 90% of the Target Shares, and (B). Bidder is not required to pay the Target Break Fee at any time during the Offer Period, and Target must refund any Target Break Fee paid to it, if Bidder consummates the Offer.

10.9	Compliance with law

(a)	Subject to clause 10.9(f), if a Court, arbitral tribunal or the Takeovers Panel determines that any part of the arrangements by a party under this clause 10:

(i)	constitutes, or would if performed constitute a breach of the fiduciary or statutory duties of that party’s board to that party;

(ii)	constitutes, or would, if performed constitute, unacceptable circumstances within the meaning of the Corporations Act; or

(iii)	is, or would if performed be, unlawful for any other reason,

then provided that that party has complied with its other obligations under this clause 10, that party will not be obliged to comply with that part of the agreement that was so declared unlawful or unacceptable as provided above (but will be obliged to comply with all other parts of this Agreement).

(b)	Subject to clause 10.9(f), if the Takeovers Panel or a Court makes a determination contemplated by clause 10.9(a), in respect of all or any part of a payment made under this clause 10, the party who received the payment must immediately refund all or such applicable part of it.

(c)	Subject to clause 10.9(f), if in such Takeovers Panel proceedings, the Takeovers Panel indicates to Bidder or Target that in the absence of a written undertaking pursuant to section 201A of the Australian Securities and Investments Commission Act 2001 it will make a declaration of unacceptable circumstances, each of Bidder and Target (as the case may be) may give that undertaking on their own behalf and must give reasonable consideration to giving that undertaking if requested by the other party. Where such undertakings are given, clause 10 will operate in a manner consistent with the terms of such undertakings.

(d)	Subject to clause 10.9(f), neither party must make, nor may it cause or permit to be made, any application to a Court, arbitral tribunal or the Takeovers Panel for or in relation to a determination referred to in clause 10.9(a).

(e)	If any third party makes any application to a Court, arbitral tribunal or the Takeovers Panel for or in relation to a determination referred to in clause 10.9(a), then each party must make submissions in the course of those proceedings supporting to the fullest extent reasonably practicable the position that no such determination should be made.

(f)	Nothing in this clause 10.9 precludes either party from bringing or requires either party to bring appeal or review proceedings in relation to any determination referred to in clause 10.9(a). If either party brings such appeal proceedings:

(i)	the other party must make submissions in the course of those proceedings supporting to the fullest extent reasonably practicable the review application made by the first party; and

(ii)	for the purposes of this clause 10 the determination of the subject of the appeal or review proceedings will be deemed not to have been made and clauses 10.9(a), 10.9(b) and 10.9(c) will have effect only in relation to any determination made in the appeal or review proceedings.

11.	Warranties

11.1	Warranties by Bidder

Bidder represents and warrants that each of the following statements is true, accurate and not misleading, except (i) as disclosed in the Bidder Disclosure Letter or (ii) as disclosed in the Bidder Reports filed or furnished prior to the date hereof (other than, in the case of clause (ii), any matters required to be disclosed for purposes of clauses 11.1(a), 11.1(b) and 11.1(c), which matters shall be specifically disclosed in the applicable sections of the Bidder Disclosure Letter):

(a)	it is a validly existing corporation registered and in good standing under the laws of Delaware and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted. Clause 11.1(a) of the Bidder Disclosure Letter sets forth a list of Bidder’s subsidiaries. Bidder is qualified to do business in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it make such qualification necessary, except where the failure to be so qualified would not be material;

(b)	the execution and delivery of this Agreement and the other Transaction Documents by Bidder has been properly authorised by all necessary corporate action and Bidder has full corporate power and lawful authority to execute and deliver this Agreement and the other Transaction Documents to which Bidder is a party and to perform or cause to be performed its obligations under this Agreement and the other Transaction Documents to which Bidder is a party;

(c)	Bidder’s obligations under this Agreement are legal, valid and binding obligations enforceable against Bidder in accordance with their terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (the “Bankruptcy and Equity Exception”);

(d)	so far as Bidder is aware, no regulatory action of any nature has been taken out as at the date of this Agreement which would prevent, inhibit or otherwise have a material adverse effect on the ability of Bidder to fulfil its obligations under this Agreement;

(e)	none of the execution, delivery or performance by Bidder of this Agreement or the other Transaction Documents to which Bidder is a party:

(i)	require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance upon any of the respective properties or assets of Bidder or its subsidiaries pursuant to any agreement or instrument to which it or any of its subsidiaries is a party or by which it or any of its properties or assets may be bound or affected; or

(ii)	conflict with or violate any provision of its or its subsidiaries’ certificate of incorporation, bylaws or other organizational documents; or

(iii)	conflict with or violate any law, order, judgement, award, injunction, decree, rule or regulation by which it or any of its subsidiaries is bound;

except, with respect to clauses (i) and (iii), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Encumbrances which, individually or in the aggregate, will not constitute a Bidder MAE;

(f)	no Approval of any Regulatory Agency is required on the part of Bidder or any of its subsidiaries in connection with the execution and delivery by Bidder of this Agreement or the other Transaction Documents to which it is a party, the performance by Bidder of its covenants and obligations hereunder or thereunder and the consummation by Bidder of the transactions contemplated hereby or thereby, other than (a) the filings and other Approvals as may be required under the U.S. federal securities laws; (b) any filings and other Approvals as may be required as a result of facts and circumstances relating solely to the Target and its subsidiaries and (c) such other Approvals the failure of which to make or obtain has not had and would not reasonably be expected to constitute, individually or in the aggregate, a Bidder MAE;

(g)	no Approval of the holders of any shares or other securities in Bidder is required in connection with the execution and delivery by Bidder of this Agreement or the other Transaction Documents to which it is a party, the performance by Bidder of its covenants and obligations hereunder or thereunder and the consummation by Bidder of the transactions contemplated hereby or thereby, which Approval has not been obtained prior to the date hereof;

(h)	Bidder is not Insolvent. Subject to the accuracy of the representation made by Target in clause 11.2(g), (i) Bidder will not be rendered Insolvent by the consummation of the transactions contemplated by this Agreement, and (ii) immediately after giving effect to the consummation of the transactions contemplated by this Agreement; (1) the present fair value of Bidder’s assets will not be less than the amount required to pay its probable liabilities as they become due in the ordinary course of business; (2) Bidder will not have unreasonably small capital with which to conduct its business; and (3) Bidder does not intend to incur, or believe that it will incur, debts that would be beyond its ability to pay such debts as they become absolute and matured;

(i)	as at the date of this Agreement, it has the securities set forth in clause 11.1(i) of the Bidder Disclosure Letter on issue, and has no other issued and outstanding securities (including any Bidder Options). None of Bidder and its subsidiaries hold any Bidder Shares;

(j)	Bidder has terminated all negotiations and discussion (other than with Target and its Representatives) that relate to any Bidder Competing Proposal as at the date of this Agreement, and there are no discussions, negotiations or agreements in relation to any Bidder Competing Proposal other than to the extent permitted under this Agreement;

(k)	so far as Bidder is aware, Bidder is not involved in any litigation, arbitration, legal, administrative or governmental proceedings or other dispute and there are no facts or circumstances known to Bidder likely to give rise to any such proceedings or dispute;

(l)	(i) all information Bidder or its Representatives have provided or made available to Target or its Representatives, other than the Bidder Reports (which matter is covered below), is to the knowledge of Bidder (after making reasonable enquiries) true and correct in all material respects and is not misleading or deceptive in any material respect (whether by omission or otherwise), and (ii) to the knowledge of Bidder (after making reasonable enquiries), there are no material facts or circumstances relating to Bidder or its business which have not been fully and fairly disclosed in writing to Target and which if disclosed would reasonably be expected to affect the decision of Target to enter into this Agreement or which would reasonably be expected to materially affect the value of the Bidder Shares or the risks associated with an investment in Bidder;

(m)	neither Bidder nor its subsidiaries is in default in any material respect under any document, agreement or instrument binding on any of them or their respective assets nor, so far as Bidder is aware, having made due enquiry, has anything occurred which is or would with the giving of notice or lapse of time constitute a material event of default, prepayment event or similar material event, or give another party thereto a termination right or right to accelerate any right or obligation, under any such document or agreement with such an effect, in each case, which would be material;

(n)	since December 31, 2018, Bidder has timely filed all forms, reports and documents with the SEC that have been required to be filed or furnished by it under applicable laws (all such forms, reports and documents filed or furnished since December 31, 2018, together with any amendments thereto, the “Bidder Reports”). As of its filing or furnishing date (or, if amended or superseded by a filing or furnishing prior to the date of this Agreement, on the date of such amended or superseded filing or furnishing), (a) each Bidder Report complied as to form in all material respects with the applicable requirements of applicable U.S. securities laws, as in effect on the date such Bidder Report was filed, and (b) each Bidder Report did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Bidder has delivered or made available to Target or its Representatives the Bidder Reports;

(o)	the consolidated financial statements of Bidder and its subsidiaries included in the Bidder Reports filed prior to the date hereof with the SEC (the “Bidder Financial Statements”) fairly present, in all material respects, the consolidated financial position of Bidder and its subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end adjustments), in each case in accordance with U.S. GAAP consistently applied during the periods and at the dates involved (except as may be indicated therein or as otherwise permitted);

(p)	each of Bidder and its subsidiaries holds all licences, permits and authorisations necessary to conduct its activities as presently conducted, and is in compliance therewith, other than such that the failure to hold or comply would not constitute a Bidder MAE;

(q)	Bidder and its subsidiaries are in, and have since December 31, 2017 been in, compliance with all laws applicable thereto, in all material respects;

(r)	Clause 11.1(r) of the Bidder Disclosure Letter contains a complete and accurate list of each material plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, superannuation benefits, relocation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, change in control, supplemental retirement, fringe benefits, cafeteria benefits, salary continuation, vacation, sick, or other paid leave, employment or consulting, or other employment benefits, which is sponsored, maintained, contributed to, or required to be contributed to by Bidder or its subsidiaries (collectively, the “Bidder Employee Plans”). Each Bidder Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all applicable laws, in all material respects;

(s)	each of Bidder and its subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Regulatory Agency all tax returns required to be filed by them, taking into account any extensions of time within which to file such tax returns, and all such tax returns were and are true, correct and complete in all respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all amounts of taxes required to be paid by them, whether or not shown (or required to be shown) on any tax return, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a material effect;

(t)	each of Bidder and its subsidiaries own free and clear of any lien, or possess licenses or other valid rights to use, all Intellectual Property necessary in connection with the business of Bidder and its subsidiaries as currently conducted, except where the failure to possess such rights or licenses would not have a Bidder MAE. To the knowledge of Bidder, the conduct, products or services of the business of Bidder and its subsidiaries as currently conducted do not infringe upon any Intellectual Property of any third party except where such infringement would not constitute a Bidder MAE. There are no claims or suits pending or, to the knowledge of Bidder, threatened alleging that any of Bidder’s or its subsidiaries’ conduct, products or services infringe in any material respect upon any Intellectual Property of any third party;

(u)	Bidder has no liabilities of any nature (whether accrued, absolute, contingent or otherwise) required to be reflected or reserved against on a consolidated balance sheet of Bidder and its subsidiaries prepared in accordance with U.S. GAAP, other than (a) liabilities included or incorporated by reference in the Bidder Financial Statements, (b) liabilities permitted by or arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) liabilities incurred since September 30, 2020 (the “Bidder Balance Sheet Date”) in the ordinary course of business (none of which related to liabilities resulting from breach of contract, breach of warranty, product liability claim, tort claim, infringement claim, violation of applicable law or any litigation), (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Bidder MAE, and (e) executory obligations under any contract (none of which is a liability for a material breach thereof);

(v)	since the Bidder Balance Sheet Date through the date hereof, except for actions taken or not taken in connection with the transactions contemplated by this Agreement, the business of Bidder and its subsidiaries has been conducted, in all material respects, in the ordinary course;

(w)	Bidder and its subsidiaries are and have been at all times since December 31, 2016 in compliance in all material respects with all Environmental Laws. Bidder and its subsidiaries have not and at all times since December 31, 2016, has had all the necessary permits required under Environmental Laws for the operation of its business, and is not and has not been since December 31, 2016 in violation of any of the terms and conditions of any of such permits in any material respect. Bidder has not received any notice or other communication (in writing or otherwise) that alleges that Bidder is not in compliance with any Environmental Law in any material respect. Bidder has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Materials (whether lawfully or unlawfully) at any of the Leased Property occupied or controlled by Bidder or its subsidiaries on or at any time since December 31, 2016 other than common household and office products in de minimis quantities or otherwise in compliance in all material respects with Environmental Laws. There are not and since December 31, 2016 have not been any releases or threatened releases of any Hazardous Materials in any quantity (other than common household and office products in de minimis quantities) at, on, or from Leased Property, and to the knowledge of Bidder (a) there are no circumstances that may prevent or interfere with Bidder’s compliance with any Environmental Law and (b) no former owner or user of the Leased Property engaged in any type of manufacturing or commercial activity which would reasonably be expected to generate, manufacture, produce, transport, import, use, treat, refine, process, handle, store, discharge, release, or dispose of any Hazardous Materials (whether lawfully or unlawfully) on the Leased Property;

(x)	Clause 11.1(x) of the Bidder Disclosure Letter sets forth a complete and correct list of all Leased Property occupied or controlled by Bidder and its subsidiaries. Bidder and its subsidiaries do not own any real property. Bidder and its subsidiaries are in possession of all of their Leased Properties pursuant to each lease or sublease, and has good and valid title to the leasehold estate or other interest created under each applicable lease, free and clear of any liens, claims or encumbrances, except where the failure to have such good and valid title would not have a Bidder MAE;

(y)	Bidder and its subsidiaries are in possession of, and have good title to, or valid leasehold interests in or valid rights under contract to use, tangible personal properties and assets that are material to the Bidder and its subsidiaries, taken as a whole, free and clear of all Encumbrances, except where failure to so have valid interests would not reasonably be expected to have, individually or in the aggregate, a Bidder MAE;

(z)	Clause 11.1(z) of the Bidder Disclosure Letter includes a list of the following contracts to which any of Bidder or its subsidiaries is a party or by which any them or their respective assets are bound or affected as of the date hereof (each, a “Bidder Material Contract”): Any contract which would be deemed a “material contract” within the meaning of Item 601(b)(10) of SEC Regulation S-K. With respect to each Bidder Material Contract (i) the Bidder Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the applicable Bidder or its subsidiary, subject to the Bankruptcy and Equity Exception, and (ii) neither Bidder nor any of its subsidiaries is, or has any knowledge that any other party thereto is, in material breach or violation of or in material default in the performance or observance of any term or provision of any Bidder Material Contract;

(aa)	except for compensation or other employment arrangements in the ordinary course of business or as otherwise disclosed in the Bidder Reports, there are no contracts between Bidder or any of its subsidiaries, on the one hand, and any affiliate (including any director or officer or any shareholder that beneficially owns more than 5% of the outstanding Bidder Shares) thereof, but not including any wholly owned subsidiary of Bidder, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K;

(bb)	except for HCW, there is no investment banker, broker or finder that has been retained by or on behalf of Bidder or its subsidiaries who is entitled to any brokerage, finder’s or other fee or commission payable by Bidder or its subsidiaries in connection with the transactions contemplated by this Agreement;

(cc)	the Offer Consideration, upon issuance in accordance with the terms of this Agreement and the Offer (~~including, in the case of the Milestone Warrant Shares, the terms of the Milestone Warrants) (1) are~~1) is, or will be, free and clear of any pre-emptive or similar rights, security interests, liens, claims or other encumbrances, other than restrictions upon transfer under applicable securities laws and the restrictions under the Restriction Agreements in respect of the Bidder Shares subject thereto; (2) ~~have~~has been, or will be, duly and validly authorized and the Bidder Shares ~~(and if issued, the Milestone Warrant Shares)~~ will be duly and validly issued, fully paid and non-assessable and (3) subject, among other things, to the accuracy of the Target’s representations set forth in clause 11.2(aa), will not result in a violation of Section 5 under the Securities Act. As of the Closing, Bidder shall have reserved from its duly authorized capital stock not less than 100% of the maximum number of Bidder Shares issuable as part of the Offer Consideration pursuant to the terms of the ~~Milestone Warrants without taking into account any limitations on the issuance of securities set forth in the Milestone Warrants~~Offer;

(dd)	Bidder is in compliance with the listing and maintenance requirements for continued listing of Bidder Shares on the trading market on which the Bidder Shares are currently listed or quoted. The issuance and sale of Offer Consideration under this Agreement does not contravene the rules and regulations of the trading market on which the Bidder Shares are currently listed or quoted, and no approval of the stockholders of Bidder is required for Bidder to issue and deliver the Offer Consideration contemplated by this Agreement;

(ee)	subject to the accuracy of the Target’s representations set forth in clause 11.2(aa), Bidder has not engaged in any ‘Directed Selling Efforts in the U.S.’ as defined in Regulation S promulgated by the SEC under U.S. securities laws;

(ff)	since the Accounts Date, there has not been:

(i)	a Bidder MAE;

(ii)	any material loss, damage, destruction or other casualty to the assets of Bidder (whether or not insurance awards have been received or guaranteed), except that, for purposes hereof, Bidder’s assets shall exclude the LO2A Business and BBG Assets; or

(iii)	any change in any method of accounting or accounting practice of Bidder;

(gg)	since the Accounts Date, Bidder has operated its business in the ordinary course of business consistent with past practice and has not:

(i)	incurred any material obligation or material liability relating to the operations of Bidder’s business or Bidder’s assets;

(ii)	mortgaged, pledged or subjected to any Encumbrance any of Bidder’s material assets;

(iii)	sold or transferred any of the assets of the business material to the business or cancelled any debts or claims or waived any rights material to the business relating to the operations of the business, except in the ordinary course of business consistent with past practice;

(iv)	transferred, abandoned, licensed or disposed of any of the material Bidder’s Intellectual Property;

(v)	defaulted on any material obligation relating to the operations of Bidder’s business;

(vi)	failed to timely pay and otherwise satisfy all material obligations of Bidder;

(vii)	granted any increase in the compensation or benefits of employees of Bidder or entered into any employment or severance agreement or arrangement with any of them; or

(viii)	entered into any agreement or made any commitment to do any of the foregoing;

(hh)	Clause 11.1(hh) of the Bidder Disclosure Letter accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or, to the indirect benefit of, Bidder: (i) the name of the insurance carrier and the policy number of such policy; (ii) whether such policy is a “claims made” or an “occurrences” policy; (iii) a description of the coverage provided by such policy ; (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (v) a description of any claims pending, and any claims that have been asserted in the past 2 years, with respect to such policy. Bidder has delivered to Target accurate and complete copies of all of the insurance policies identified in Clause 11.1(hh) of the Bidder Disclosure Letter (including all renewals thereof and endorsements thereto) and binders relating thereto indicating that such policies are in full force and effect as of the date hereof. Each of the policies identified in Clause 11.1(hh) of the Bidder Disclosure Letter is valid, enforceable and in full force and effect. The nature, scope and dollar amounts of the insurance coverage provided by said policies comply with all insurance coverage requirements of the Bidder Material Contracts. There is no pending claim under or based upon any of the policies identified in Clause 11.1(hh) of the Bidder Disclosure Letter and to the knowledge of Bidder no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim, if material;

(ii)	(i) no Bidder Employee is a U.S. Person; (ii) each Bidder Group Member has complied in all material respects with all applicable employment laws, policies, procedures, Extension Orders and agreements relating to employment and to the proper withholding and remission to the proper tax and other authorities of all sums required to be withheld from employees under applicable laws respecting such withholding; (iii) no Bidder Group Member has accrued unpaid liabilities relating to current or former Bidder Employees, other than for (a) salaries, compensation, pension, education fund, severance, loss of working capacity contributions and any other social benefits (as applicable) for the prevailing month, (b) accrued but unused vacation entitlement and accrued recuperation days (D’mei Havraha), and (c) completion for severance pay; which for each of clauses (a), (b) and (c) are recorded as liabilities in the Bidder Management Accounts in accordance with U.S. GAAP; (iv) the amounts specified in the Bidder Management Accounts are sufficient to fund the payment of all accrued vacation entitlement, recuperation days and any other social benefits that each Bidder Group Member may be liable to pay to any of the Bidder Employees as of the date of such accounts; (v) no Bidder Group Member is liable for any payment to any Regulatory Agency with respect to any payment, benefits or obligations for current or former Bidder Employees (other than routine payments to be made in accordance with applicable laws in the ordinary course of business); (vi) no Bidder Group Member is bound by or subject to (and none of its assets or properties is bound by or subject to) any collective agreement, Extension Order, contract, commitment or arrangement with any labor union except for those provisions of general agreements between the Histadrut and any Employers' Union or Organization that are applicable to all the employees in Israel (or to all employees in certain industries) by Extension Order(s); (vii) no current or former Bidder Employee is or was represented by a labour union or other body with respect to its employment by or engagement by a Bidder Group Member for collective bargaining or with respect to other negotiating purposes; (viii) no application for collective bargaining recognition or negotiations has been made by any labor union or industrial organization in relation to or, to Bidder’s knowledge, on behalf of current or former Bidder Employees, and Bidder is not aware that any such application for recognition or negotiations is anticipated; (ix) no Bidder Group Member is a member of any employers’ organization and nor has it received a request by any such organization to pay membership fees thereof; and (x) no Bidder Group Member conducts any Bidder Employee Plan under which superannuation benefits, retirement benefits, life assurance benefits, death or disability benefits, pensions, annuities or other allowances, gratuities or benefits of any value (other than immaterial amounts or amounts recorded in the Bidder Management Accounts) are or may be provided to or in respect of any current or former employees of a Bidder Group Member or their respective dependants;

(jj)	the Bidder Management Accounts fairly present, in all material respects, the consolidated financial position of Bidder and its subsidiaries as at the Accounts Date, but it is acknowledged by the parties that the Bidder Management Accounts have not been audited and may not comply with all of the U.S. GAAP;

(kk)	each PIPE Agreement is legal, valid, binding and enforceable and in full force and effect with respect to the parties to such PIPE Agreement, subject to the Bankruptcy and Equity Exception;

(ll)	neither Bidder nor any of its subsidiaries is, or, as of the date hereof, has any knowledge that any party thereto is, in material breach or violation of or in material default in the performance or observance of any term or provision of any such PIPE Agreement, nor has Bidder nor any of its subsidiaries provided or, as of the date hereof, received any notice of any intention to terminate, any PIPE Agreement;

(mm)	as of the date hereof, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any PIPE Agreement or result in a termination thereof;

(nn)	complete and correct copies of each PIPE Agreement (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Target and are annexed to the Bidder Disclosure Letter;

(oo)	clause 11.1(oo) of the Bidder Disclosure Letter sets forth a good faith estimate (with an itemized breakdown to the extent practicable) of all Bidder Transaction Expenses that were incurred or are currently expected to be incurred by the Bidder or its subsidiaries through the Closing Date, other than any Bidder Transaction Expenses that are included in the Bidder Management Accounts;

(pp)	neither Bidder nor any of its subsidiaries is an “investment company” or a company controlled by an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended;

(qq)	the following agreements are no longer in force or have expired and no Bidder Group Member has any outstanding liability under any such agreement: (i) Agreement for Provision of Services between Wize Pharma Ltd. and Ron Med Ltd. dated September 30, 2015; (ii) Consulting Agreement between Wize Pharma, Inc. and/or Wize Pharma, Ltd. and Ron Med Ltd. dated November 7, 2018; (iii) Agreement for Provision of Services between Wize Pharma Ltd. and N. Danenberg Holdings Ltd. dated September 30, 2015; (iv) Employment Agreement with Or Eisenberg dated September 30, 2015; and (v) Consulting Agreement between Wize Pharma Ltd and Michael Belkin dated March 30, 2017; and

(rr)	except for the representations and warranties contained in this clause 11.1, neither Bidder nor any other Person on behalf of Bidder or its subsidiaries makes any other express or implied representation or warranty with respect to Bidder or its subsidiaries or with respect to any other information provided by or on behalf of Bidder or its subsidiaries.

11.2	Warranties by Target

Target represents and warrants to Bidder that each of the following statements is true, accurate and not misleading, except as disclosed in the Target Disclosure Letter:

(a)	it is a validly existing corporation registered and in good standing under the laws of Australia and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted. Clause 11.2(a) of the Target Disclosure Letter sets forth a list of Target’s subsidiaries. Target is qualified to do business in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it make such qualification necessary, except where the failure to be so qualified would not be material;

(b)	the execution and delivery of this Agreement and the other Transaction Documents by Target has been properly authorised by all necessary corporate action and Target has full corporate power and lawful authority to execute and deliver this Agreement and the other Transaction Documents to which Target is a party and to perform or cause to be performed its obligations under this Agreement and the other Transaction Documents to which Target is a party;

(c)	Target’s obligations under this Agreement are legal, valid and binding obligations enforceable against Target in accordance with their terms, subject to the Bankruptcy and Equity Exception;

(d)	so far as Target is aware, no regulatory action of any nature has been taken out as at the date of this Agreement which would prevent, inhibit or otherwise have a material adverse effect on the ability of Target to fulfil its obligations under this Agreement;

(e)	none of the execution, delivery or performance by Target of this Agreement or the other Transaction Documents to which Target is a party:

(i)	require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance upon any of the respective properties or assets of Target or its subsidiaries pursuant to any agreement or instrument to which it or any of its subsidiaries is a party or by which it or any of its properties or assets may be bound or affected; or

(ii)	conflict with or violate any provision of its or its subsidiaries’ constitution, bylaws or other organizational documents; or

(iii)	conflict with or violate any law, order, judgement, award, injunction, decree, rule or regulation by which it or any of its subsidiaries is bound;

except, with respect to clauses (i) and (iii), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Encumbrances which, individually or in the aggregate, will not constitute a Target MAE;

(f)	no Approval of any Regulatory Agency is required on the part of Target or any of its subsidiaries in connection with the execution and delivery by Target of this Agreement or the other Transaction Documents to which it is a party, the performance by Target of its covenants and obligations hereunder or thereunder and the consummation by Target of the transactions contemplated hereby or thereby, other than (a) any filings and other Approvals as may be required as a result of facts and circumstances relating solely to the Bidder and its subsidiaries and (b) such other Approvals the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Target MAE;

(g)	Target is not Insolvent nor will Target be rendered Insolvent by the consummation of the transactions contemplated by this Agreement. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (1) the present fair value of Target’s assets will not be less than the amount required to pay its probable liabilities as they become due in the ordinary course of business; (2) Target will not have unreasonably small capital with which to conduct its business and (3) Target does not intend to incur, or believe that it will incur, debts that would be beyond its ability to pay such debts as they become absolute and matured;

(h)	as at the date of this Agreement, it has the securities set forth in clause 11.2(h) of the Target Disclosure Letter on issue, and has no other issued and outstanding securities (including any Target Options). None of Target and its subsidiaries hold any Target Shares. All outstanding Target Shares have been issued and granted in compliance with all applicable laws and contracts in all material respects. None of the outstanding Target Shares were issued in violation of any preemptive rights or other similar rights. The acquisition of the Acceptance Shares will not trigger any right of first refusal, tag-along rights or similar rights under (i) the constitution, bylaws or other organizational documents of Target, or (ii) any agreement to which Target or its subsidiaries is a party. Clause 11.2(h) of the Target Disclosure Letter also indicates the last sale price of Target Shares in the last fund raising transaction entered by Target with any investor(s);

(i)	Target has terminated all negotiations and discussion (other than with Bidder and its Representatives) that relate to any Target Competing Proposal as at the date of this Agreement, and there are no discussions, negotiations or agreements in relation to any Target Competing Proposal other than to the extent permitted under this Agreement;

(j)	so far as Target is aware, Target is not involved in any litigation, arbitration, legal, administrative or governmental proceedings or other dispute and there are no facts or circumstances known to Target likely to give rise to any such proceedings or dispute;

(k)	(i) all information Target or its Representatives have provided to Bidder or its Representatives is to the knowledge of Target (after making reasonable enquiries) true and correct in all material respects and is not misleading or deceptive in any material respect (whether by omission or otherwise) and (ii) to the knowledge of Target (after making reasonable enquiries), there are no material facts or circumstances relating to Target or its business which have not been fully and fairly disclosed in writing to Bidder and which if disclosed would reasonably be expected to affect the decision of Bidder to enter into this Agreement or which would reasonably be expected to materially affect the value of the Target Shares or the risks associated with an investment in Target;

(l)	neither Target nor its subsidiaries is in default in any material respect under any document, agreement or instrument binding on any of them or their respective assets nor, so far as Target is aware, having made due enquiry, has anything occurred which is or would with the giving of notice or lapse of time constitute a material event of default, prepayment event or similar material event, or give another party thereto a termination right or right to accelerate any right or obligation, under any such document or agreement with such an effect, in each case, which would be material;

(m)	Target has timely filed or furnished all forms, reports and documents that have been required to be filed or furnished by it under applicable laws, including the Corporations Act, in all material respects. None of Target Group Members is a “disclosing entity” within the meaning of Section 111AC of the Corporations Act;

(n)	Target has made available to Bidder true and complete copies of (i) the unaudited consolidated balance sheet of Target and its subsidiaries as of 30 November, 2020 (the “Target Balance Sheet” and, such date, the “Target Balance Sheet Date”), and the related unaudited consolidated statement of operations and statement of cash flows of the Target and its subsidiaries for each quarter for the period then ended (collectively with the Target Balance Sheet, the “Target Interim Financial Statements”), and (ii) the audited consolidated balance sheet of Target and its subsidiaries as of 31 December, 2019 and the related consolidated audited statements of operations and statements of cash flows of the Target and its subsidiaries for the periods covered therein (collectively, the “Target Annual Financial Statements” and, together with the Target Interim Financial Statements, the “Target Financial Statements”). The Target Financial Statements fairly present, in all material respects, the consolidated financial position of Target and its subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end adjustments), in each case in accordance with the Accounting Standards consistently applied during the periods and at the dates involved (except as may be indicated therein or as otherwise permitted);

(o)	each of Target and its subsidiaries holds all licences, permits and authorisations necessary to conduct its activities as presently conducted, and is in compliance with, other than such that the failure to hold or comply would not constitute a Target MAE;

(p)	Target and its subsidiaries are in, and have since December 31, 2018 been in, compliance with all laws applicable thereto, in all material respects;

(q)	Clause 11.2(q) of the Target Disclosure Letter contains a complete and accurate list of each material plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, superannuation benefits, relocation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, change in control, supplemental retirement, fringe benefits, cafeteria benefits, salary continuation, vacation, sick, or other paid leave, employment or consulting, or other employment benefits, which is sponsored, maintained, contributed to, or required to be contributed to by Target or its subsidiaries (collectively, the “Target Employee Plans”). Each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all applicable laws, in all material respects;

(r)	each of Target and its subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Regulatory Agency all tax returns required to be filed by them, taking into account any extensions of time within which to file such tax returns, and all such tax returns were and are true, correct and complete in all respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all amounts of taxes required to be paid by them, whether or not shown (or required to be shown) on any tax return, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a material effect;

(s)	each of Target and its subsidiaries own free and clear of any lien, or possess licenses or other valid rights to use, all Intellectual Property necessary in connection with the business of Target and its subsidiaries as currently conducted, except where the failure to possess such rights or licenses would not have a Target MAE. To the knowledge of Target, the conduct, products or services of the business of Target and its subsidiaries as currently conducted do not infringe upon any Intellectual Property of any third party except where such infringement would not constitute a Target MAE. There are no claims or suits pending or, to the knowledge of Target, threatened alleging that any of Target’s or its subsidiaries’ conduct, products or services infringe in any material respect upon any Intellectual Property of any third party;

(t)	Target has no liabilities of any nature (whether accrued, absolute, contingent or otherwise) required to be reflected or reserved against on a consolidated balance sheet of Target and its subsidiaries prepared in accordance with Accounting Standards, other than (a) liabilities included or incorporated by reference in the Target Financial Statements, (b) liabilities permitted by or arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) liabilities incurred since the Target Balance Sheet Date in the ordinary course of business (none of which related to liabilities resulting from breach of contract, breach of warranty, product liability claim, tort claim, infringement claim, violation of applicable law or any litigation), (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Target MAE, and (e) executory obligations under any contract (none of which is a liability for a material breach thereof);

(u)	since the Target Balance Sheet Date through the date hereof, except for actions taken or not taken in connection with the transactions contemplated by this Agreement, the business of Target and its subsidiaries has been conducted, in all material respects, in the ordinary course;

(v)	Target and its subsidiaries are and have been at all times since December 31, 2016 in compliance in all material respects with all Environmental Laws. Target and its subsidiaries have not and at all times since December 31, 2016 has had all the necessary permits required under Environmental Laws for the operation of its business, and is not and has not been since December 31, 2016 in violation of any of the terms and conditions of any of such permits in any material respect. Target has not received any notice or other communication (in writing or otherwise) that alleges that Target is not in compliance with any Environmental Law in any material respect. Target has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Materials (whether lawfully or unlawfully) at any of the Leased Property (as defined below) occupied or controlled by Target or its subsidiaries on or at any time since December 31, 2016 other than common household and office products in de minimis quantities or otherwise in compliance in all material respects with Environmental laws. There are not and since December 31, 2016 have not been any releases or threatened releases of any Hazardous Materials in any quantity (other than common household and office products in de minimis quantities) at, on, or from Leased Property, and to the knowledge of Target (a) there are no circumstances that may prevent or interfere with Target’s compliance with any Environmental Law and (b) no former owner or user of the Leased Property engaged in any type of manufacturing or commercial activity which would reasonably be expected to generate, manufacture, produce, transport, import, use, treat, refine, process, handle, store, discharge, release, or dispose of any Hazardous Materials (whether lawfully or unlawfully) on the Leased Property;

(w)	Clause 11.2(w) of the Target Disclosure Letter sets forth a complete and correct list of all Leased Property occupied or controlled by Target and its subsidiaries. Target and its subsidiaries do not own any real property. Target and its subsidiaries are in possession of all of their Leased Properties pursuant to each lease or sublease, and has good and valid title to the leasehold estate or other interest created under each applicable lease, free and clear of any liens, claims or encumbrances, except where the failure to have such good and valid title would not have a Target MAE;

(x)	Target and its subsidiaries are in possession of, and have good title to, or valid leasehold interests in or valid rights under contract to use, tangible personal properties and assets that are material to the Target and its subsidiaries, taken as a whole, free and clear of all Encumbrances, except where failure to so have valid interests would not reasonably be expected to have, individually or in the aggregate, a Target MAE. The details of the Target Assets set out in Schedule 4 are true and correct in all material respects;

(y)	Clause 11.2(y) of the Target Disclosure Letter includes a list of the following contracts to which any of Target or its subsidiaries is a party or by which any them or their respective assets are bound or affected as of the date hereof (each, a “Target Material Contract”): Any contracts which (i) involve the acquisition or disposition of any material interests or assets; (ii) are for capital expenditures in excess of US$50,000 in the aggregate; (iii) involve lease of any real property; (iv) is with a Related Party other than employment contracts; (v) involve borrowing or other indebtedness of more than US$100,000; (vi) impose any material restriction on the right or ability of Target or its subsidiaries to compete with any other Person (including granting exclusive rights or rights of first refusal and "most favored nation" or "most favored customer" provisions or alike), (vii) is with any Regulatory Agency; or (viii) have a monetary value or liability exceeding US$250,000. With respect to each Target Material Contract (i) the Target Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the applicable Target or its subsidiary, subject to the Bankruptcy and Equity Exception, and (ii) neither Target nor any of its subsidiaries is, or has any knowledge that any other party thereto is, in material breach or violation of or in material default in the performance or observance of any term or provision of any Target Material Contract;

(z)	except for compensation or other employment arrangements in the ordinary course of business, there are no contracts between Target or any of its subsidiaries, on the one hand, and any affiliate (including any director or officer or any shareholder that beneficially owns more than 5% of the outstanding Target Shares) thereof, but not including any wholly owned subsidiary of Target, on the other hand, that are material;

(aa)	Target acknowledges that the issuance of Bidder Shares to Accepting Shareholders is intended to be exempt from the registration requirements of the Securities Act, pursuant to, among other things, the provisions of Regulation S promulgated thereunder. To that end, Target (i) represents and warrants that none of Target Shareholders and holders of Target Options is a U.S. Person nor will receive the Offer in the United States, (ii) acknowledges and agrees that, pursuant to the provisions of Regulation S, such Bidder Shares will be “restricted securities” within the meaning of Regulation S, and (iii) such Bidder Shares will contain an appropriate Securities Act legend to that effect;

(bb)	there is no investment banker, broker or finder that has been retained by or on behalf of Target or its subsidiaries who is entitled to any brokerage, finder’s or other fee or commission payable by Target or its subsidiaries in connection with the transactions contemplated by this Agreement;

(cc)	since the Accounts Date, there has not been:

(i)	a Target MAE;

(ii)	any material loss, damage, destruction or other casualty to the assets of Target (whether or not insurance awards have been received or guaranteed); or

(iii)	any change in any method of accounting or accounting practice of Target;

(dd)	since the Accounts Date, Target has operated its business in the ordinary course of business consistent with past practice and has not:

(i)	incurred any material obligation or material Liability relating to the operations of Target’s business or Target’s assets;

(ii)	mortgaged, pledged or subjected to any Encumbrance any of Target’s assets;

(iii)	sold or transferred any of the assets of the business material to the business or cancelled any debts or claims or waived any rights material to the business relating to the operations of the business, except in the ordinary course of business consistent with past practice;

(iv)	transferred, abandoned, licensed or disposed of any of the material Target’s Intellectual Property;

(v)	defaulted on any material obligation relating to the operations of Target’s business;

(vi)	failed to timely pay and otherwise satisfy all material obligations of Target;

(vii)	granted any increase in the compensation or benefits of employees of Target or entered into any employment or severance agreement or arrangement with any of them; or

(viii)	entered into any agreement or made any commitment to do any of the foregoing;

(ee)	Clause 11.2(ee) of the Target Disclosure Letter accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or, to the indirect benefit of, Target: (i) the name of the insurance carrier and the policy number of such policy; (ii) whether such policy is a “claims made” or an “occurrences” policy; (iii) a description of the coverage provided by such policy ; (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy. Target has delivered to Target accurate and complete copies of all of the insurance policies identified in Clause 11.2(ee) of the Target Disclosure Letter (including all renewals thereof and endorsements thereto) and binders relating thereto indicating that such policies are in full force and effect as of the date hereof. Each of the policies identified in Clause 11.2(ee) of the Target Disclosure Letter is valid, enforceable and in full force and effect. The nature, scope and dollar amounts of the insurance coverage provided by said policies comply with all insurance coverage requirements of the Target Material Contracts. There is no pending claim under or based upon any of the policies identified in Clause 11.2(ee) of the Target Disclosure Letter and to the knowledge of Target no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim;

(ff)	Superannuation Funds

(i)	each Target Employee is permitted to choose which superannuation, pension, retirement or similar scheme or arrangement (Superannuation Fund) will receive their superannuation guarantee contributions;

(ii)	as far as Target is aware, each Superannuation Fund to which a Target Group Member provides superannuation guarantee contributions for its Target Employees is a complying fund within the meaning of the Superannuation Industry (Supervision) Act 1993 (Cth) and the Income Tax Assessment Act 1997 (Cth);

(iii)	no Target Group Member conducts any Target Employee Plan under which superannuation benefits, retirement benefits, life assurance benefits, death or disability benefits, pensions, annuities or other allowances, gratuities or benefits of any value (other than immaterial amounts or amounts recorded in the Target Management Accounts) are or may be provided to or in respect of any Target Employees or former employees of a Target Group Member or their respective dependants;

(iv)	as far as Target is aware, each Target Group Member has complied with all requirements arising under laws relating to superannuation. There are no outstanding or unpaid superannuation contributions for any Target Group Member except as shown in the Target Annual Financial Statements for 2020 or arising in the ordinary course of trading since the balance date for those financial statements;

(v)	no Target Employee is a U.S. Person;

(gg)	the Target Management Accounts fairly present, in all material respects, the consolidated financial position of Target and its subsidiaries as at the Accounts Date, but it is acknowledged by the parties that the Target Management Accounts have not been audited and may not comply with all of the Accounting Standards;

(hh)	clause 11.2(hh) of the Target Disclosure Letter sets forth a good faith estimate (with an itemized breakdown to the extent practicable) of all Target Transaction Expenses that were incurred or are currently expected to be incurred by the Target or its subsidiaries through the Closing Date, other than any Target Transaction Expenses that are included in the Target Management Accounts;

(ii)	neither Target nor any of its subsidiaries is an “investment company” or a company controlled by an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended; and

(jj)	except for the representations and warranties contained in this clause 11.2, neither Target nor any other Person on behalf of Target or its subsidiaries makes any other express or implied representation or warranty with respect to Target or its subsidiaries or with respect to any other information provided by or on behalf of Target or its subsidiaries.

11.3	Timing of Warranties

Each of the representations and warranties in clauses 11.1 and 11.2 is given:

(a)	as at the date of this Agreement and, subject to changes that are due to the passage of time and are not material (it being clarified that such changes are not relevant for the representations and warranties in clauses 11.1(a), (b), (c), (e), (f) and (g) or in clauses 11.2(a), (b), (c), (e), (f), (g) and (h)), each day during the Pre-Closing Period; and

(b)	if the representation or warranty is expressly stated to be given at a different time, at that time.

11.4	Acknowledgements

Each party acknowledges that:

(a)	in entering into this Agreement, the other party has relied on the representations and warranties made by the first-mentioned party under this clause 11;

(b)	those representations and warranties are not extinguished or affected by any investigation into the affairs of the business of the first mentioned party or any of its related entities; and

(c)	each representation and warranty in this clause 11 is severable and survives termination of this Agreement (but shall not survive the Closing).

11.5	Notice

If any party becomes aware of a matter or circumstance which results in or is likely to result in any of the representations or warranties given by that party in this clause 11 being untrue, inaccurate or misleading, it must give notice to the other party specifying that matter or circumstance in reasonable detail as soon as reasonably practicable after it becomes aware of that matter or circumstance. The failure by any party to give notice as contemplated by this clause 11.5 in relation to any matter or circumstance does not, for the avoidance of doubt, prevent the other party from making any claim arising from that matter or circumstance.

12.	Public announcements

(a)	The parties agree to consult with each other in relation to the contents of any press release by either party relating to the Offer, and, with respect to the Announcements, agree final language thereof before release.

(b)	Neither party shall be prevented from making any communications or disclosures necessary to implement the provisions of this Agreement or to comply with any applicable law (including, for the sake of clarity, applicable securities laws).

(c)	Nothing in this clause affects the operation of any prior confidentiality agreement executed between the parties.

13.	Termination

13.1	Termination rights

This Agreement may be terminated at any time prior to the Closing Date:

(a)	by either party, if the other party is in material breach of this Agreement (including a breach of clause 9 by Bidder) and, to the extent that the breach is capable of remedy, that breach is not remedied by that other party within 21 days of it receiving notice from the first party of the details of the breach and the first party’s intention to terminate; or

(b)	by either party, if Bidder withdraws the Offer or the Offer lapses for any reason including non-satisfaction of a Condition of the Offer;

(c)	by Bidder, if (i) Target is in breach of clause 8 hereof or (ii) a Target Competing Proposal was made and Target Board has failed, within 5 Business Days following Bidder’s request, to recommend against such Target Competing Proposal and reaffirm its recommendation in favour of the Offer;

(d)	by either party, at any time prior to the Effective Date, in the event that the Effective Date shall not have occurred on or before 31 May, 2021 (such date referred to herein as the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this clause 13.1(d) shall not be available to any party hereto whose failure to perform fully its obligations under this Agreement has materially contributed to or caused the failure of the Effective Date to have occurred on or before such date and such action or failure to act constitutes a breach of this Agreement;

(e)	by Target, if any PIPE Agreement(s) is terminated (other than by its due performance and completion) or repudiated by any party to it or any party to it commits a material breach of a PIPE Agreement, in each case, provided that (i) it is reasonably expected by Bidder that the payment of at least US$1,000,000 out of the total purchase price in the PIPE Agreements shall not be paid to Bidder by the Closing Date, and (ii) the termination, repudiation or material breach is not remedied (including by way of Bidder raising and receiving alternative funds under agreements identical to the PIPE Agreement) within 7 Business Days of Bidder receiving notice from Target of its intention to terminate; or

(f)	by mutual written consent of the parties,

by notice in writing to the other party (which notice shall describe in reasonable detail the basis for such termination, including the sub-clause(s) of clause 13.1 under which such notice is given). Any such termination takes immediate effect upon delivery of the notice (except that, in the case of clause 13.1(a), if the breach is curable, termination shall take effect only if the breach was not remedied within the period prescribed therein).

13.2	Effect of Termination

If this Agreement is terminated under this clause 13 then, all the provisions of this Agreement will lapse and cease to have effect, and the parties will have no further obligation to comply with any of those provisions nor any liability, except that:

(a)	this clause 13, and clauses 10, 12, 16 and 17 shall survive the termination of this Agreement; and

(b)	neither the lapsing of those provisions nor their ceasing to have effect will affect any accrued liabilities of either party in respect of damages for wilful and material breach of any obligation under this Agreement falling due for performance before such lapse and cessation.

14.	GST

14.1	Interpretation

In this clause, the expressions Input Tax Credit, Supply, Tax Invoice, Recipient and Taxable Supply have the meanings given to those expressions in the GST Act.

14.2	Amounts exclusive of GST

With the exception of any amount payable under this clause, unless otherwise expressly stated, all amounts stated to be payable in this Agreement are exclusive of GST

14.3	Additional amount for GST

(a)	(Payment) If any Supply made under or in connection with this Agreement is a Taxable Supply, the Recipient of the Taxable Supply must pay to the Supplier an additional amount without deduction or set-off equal to the GST payable on or for the Taxable Supply. Payment of the additional amount will be made at the same time as payment for the Taxable Supply is required to be made in accordance with this Agreement or when the Supplier issues a Tax Invoice to the Recipient, whichever is earlier.

(b)	(Expenses) If this Agreement requires a party to pay for, reimburse or contribute to any expense, loss, indemnity or outgoing (Reimbursable Expense) suffered or incurred by another party, the amount required to be paid, reimbursed or contributed by the first party will be the sum of:

(i)	the amount of the Reimbursable Expense less the Input Tax Credits (if any) to which the other party is entitled in respect of the Reimbursable Expense; and

(ii)	if the other party’s recovery from the first party is a Taxable Supply, any GST payable in respect of that Supply.

(c)	(Adjustments) If the amount of GST recovered by the Supplier from the Recipient under clause 14.3(a) differs from the amount of GST payable at law by the Supplier in respect of the supply, the Supplier will adjust the amount payable by the Recipient accordingly.

15.	Costs and stamp duty

15.1	Payment

Except as otherwise provided in this Agreement, each party must pay its own costs and expenses in connection with the negotiation, preparation, execution, and performance of this Agreement.

15.2	Stamp duty

(a)	All stamp duty (including fines, penalties and interest) payable on or in connection with this Agreement and anything done or to be done under this Agreement must be paid by Target.

(b)	Target indemnifies Bidder against any liability arising from or in connection with any failure by it to comply with clause 15.2(a).

16.	Power of attorney

Each person who executes this Agreement on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

17.	General provisions

17.1	Entire agreement

This Agreement constitutes the entire agreement between the parties and supersedes any prior conduct, arrangement, agreement or understanding in relation to its subject matter.

17.2	Further assurances

Each party must promptly do all things necessary in order to give effect to this Agreement, including executing and delivering documents.

17.3	Severability

If a provision in this Agreement is unenforceable or invalid in any jurisdiction, it will be ineffective in that jurisdiction to the extent that it is unenforceable or invalid. No provision in this Agreement will otherwise be affected in any jurisdiction.

17.4	Costs

Unless provided to the contrary in this Agreement, each party must pay its own costs in relation to the negotiation, preparation, execution and performance of this Agreement.

17.5	Counterparts

This Agreement may be executed in counterparts. Such counterparts, taken together, will be deemed to constitute the one agreement.

17.6	Consent to use of electronic communications

The parties to this Agreement consent to the use of electronic communications as a means of communicating about this Agreement and the matters contained within it.

17.7	Notices

A notice or other communication to or by a party under this Agreement:

(a)	must be in writing;

(b)	may be delivered in person, by email or by post to an address of the recipient specified below or any new address of the recipient made known to the sender in accordance with this clause 17.7;

(c)	subject to paragraph (d), is deemed to be effective:

(i)	if delivered in person, upon delivery to the recipient;

(ii)	if sent by email, one Business Day after the date shown on the email of the sender, unless:

(A)	the sender receives an automated notification that the email has not been received by the intended recipient, in which case the notice is deemed to not have been served at the time of sending; or

(B)	receipt is acknowledged by the recipient sooner than one Business Day, in which case the notice is deemed to have been served at the time the receipt is acknowledged;

(iii)	if posted, three Business Days (or six Business Days, if posted outside Australia) after the date of posting to the addressee; and

(d)	if delivered or received on a day which is not a Business Day, it is taken to have been delivered or received on the following Business Day and, if delivered or received after 4:00pm (addressee’s time), then notice is taken to have occurred at 9:00am on the following Business Day.

(e)	Notices shall be given as follows:

To Bidder:

Wize Pharma, Inc.
24 Hanagar Street
Hod Hasharon, Israel 4527708

E-mail: noam@wizepharma.com; or@wizepharma.com
Attention: CEO and CFO

with required copies (which shall not constitute notice) to:

Goldfarb Seligman & Co.
Ampa Tower, 98 Yigal Alon Street
Tel Aviv 67891, Israel
E-mail: ido.zemach@goldfarb.com
Attention: Ido Zemach, Adv.

Maddocks
Collins Square | Tower Two, Level 25,
727 Collins Street, Melbourne VIC 3008

E-mail: Ron.Smooker@maddocks.com.au

Attention: Ron Smooker

To Target:

Cosmos Capital Limited
Level 5, 97 Pacific Highway
North Sydney NSW 2060
Australia

E-mail: james@cosmoscapital.io

Attention: James Manning

with required copies (which shall not constitute notice) to:

Dentons Australia
Level 16, 77 Castlereagh Street
Sydney NSW 2000

E-mail: john.reen@dentons.com

Attention: John Reen

17.8	Electronic exchange of documents

In relation to the electronic exchange of documents:

(a)	parties may exchange executed counterparts of this Agreement, or any other document required to be executed under this Agreement, by delivery from one party to the other party by email or other electronic means (Electronic Delivery);

(b)	Electronic Delivery of an executed counterpart will be deemed effective delivery of the original executed counterpart, from the date and time of receipt by the other party; and

(c)	a party that provides an executed counterpart by Electronic Delivery may also provide the original executed counterpart to the other party. However, a failure to do so has no effect on the formation or enforcement of this Agreement.

17.9	No assignment

Unless provided to the contrary in this Agreement, a party is not capable of assigning, novating or encumbering any right or liability under this Agreement without the prior written consent of each other party.

17.10	No merger

Unless provided to the contrary in this Agreement, the rights and obligations of the parties under this Agreement do not merge on completion and will survive after completion.

17.11	Relationship of parties

Unless provided to the contrary in this Agreement, no party is authorised to bind another party and nothing in this Agreement is to be construed as creating an employment, agency, partnership, fiduciary or joint venture relationship between any of the parties.

17.12	Remedies

Unless provided to the contrary in this Agreement, the rights and powers under this Agreement are in addition to, and do not exclude or limit, any right or power provided by law or equity.

17.13	Successors and assigns

Without derogating from clause 17.9, this Agreement binds and benefits the parties to this Agreement, their successors and permitted assigns.

17.14	Variations

This Agreement may only be amended or replaced with the written agreement of all parties.

17.15	Waivers

A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver. Any failure or delay by any party to exercise any power or right or rely on a remedy under this Agreement does not operate as a waiver of that power, right or remedy.

17.16	Governing law

The laws of New South Wales, Australia govern this Agreement.

17.17	Jurisdiction

Each party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in New South Wales, Australia and waives any right to claim that those courts are an inconvenient forum.

17.18	Third Party Beneficiaries

Other than the Registration Rights pursuant to clause 7.6, the D&O Indemnified Parties pursuant to clause 7.5 and the entitlement of certain of personnel that constitute the Wize Team to the equity grants under clause 7.4 (including Schedule 7), this Agreement shall be binding on and inure solely to the benefit of each party to it and each of their respective permitted successors and assigns, and nothing in this Agreement is intended to or shall confer on any other person any Third Party beneficiary rights.

Schedule 1 - Conditions

In this Schedule:

Condition Period means the period beginning on the Announcement Date and ending at the end of the Offer Period.

(a)	Minimum acceptance condition

At the end of the Offer Period, Bidder and its Associates have a Relevant Interest in at least 90% (by number) of Target Shares on issue.

(b)	No prescribed occurrences

None of the following events happen during the Condition Period:

(i)	Target converts all or any of its shares into a larger or smaller number of shares (see section 254H of the Corporations Act);

(ii)	Target or any subsidiary of Target resolves to reduce its share capital in any way;

(iii)	Target or any subsidiary of Target:

(A)	enters into a buy back agreement in relation to its shares; or

(B)	resolves to approve the terms of a buy back agreement under section 257C(1) or 257D(1) of the Corporations Act;

(iv)	Target or any subsidiary of Target issues shares or grants an option over its shares or agrees to make such an issue or grant such an option unless with the prior written consent of Bidder;

(v)	Target or any subsidiary of Target issues, or agrees to issue, convertible notes;

(vi)	Target or any subsidiary of Target disposes, or agrees to dispose, of the whole, or a substantial part, of its business or property;

(vii)	Target or any subsidiary of Target grants, or agrees to grant, an Encumbrance in the whole, or a substantial part, of its business or property;

(viii)	Target or any subsidiary of Target resolves to be wound up;

(ix)	a liquidator or provisional liquidator of Target or a subsidiary is appointed;

(x)	a court makes an order for the winding up of Target or any subsidiary of Target;

(xi)	an administrator of Target or a subsidiary of Target is appointed under section 436A, 436B or 436C of the Corporations Act;

(xii)	Target or a subsidiary of Target executes a deed of company arrangement; or

(xiii)	a receiver, or a receiver and manager, is appointed in relation to the whole, or a substantial part, of the property of Target or a subsidiary of Target.

(c)	No action by Regulatory Agency materially adversely affecting the Offer

(i)	Subject to clause (c)(ii) of this Schedule 1, that during the Condition Period there is not any final decision, order or decree issued by a Regulatory Agency which restrains or prohibits or threatens to restrain or prohibit the making of the Offer and the completion of acceptances pursuant to the Offer.

(ii)	If clause (c)(i) of this Schedule 1 applies, and the relevant action by the Regulatory Agency is able to be resolved so that acceptances pursuant to the Offer can be completed, the parties agree in accordance with clause 2(b) to extend the Timetable until the action is resolved, but not later than the Outside Date.

(d)	No material acquisitions, disposals or new commitments

None of the following events occurs during the Condition Period:

(i)	Target, or any of its subsidiaries acquires, offers to acquire, agrees to acquire or announces a bid or tenders for, one or more companies, businesses or assets (or any legal, beneficial or economic interest or right in one or more companies, businesses or assets) or makes an announcement in relation to such an acquisition, offer, agreement, bid or tender, except (A) with the prior written consent of Bidder or (B) in respect of assets only and not companies or businesses, in the ordinary course of Target’s ordinary business and consistent with past practices;

(ii)	Target, or any of its subsidiaries, disposes of, offers to dispose of, or agrees to dispose of one or more companies, businesses or assets or any legal, beneficial or economic interest or right in any one or more companies, businesses or assets, except (A) with the prior written consent of Bidder or (B) in respect of assets only and not companies or businesses, in the ordinary course of Target’s ordinary business and consistent with past practices;

(iii)	Target, or any of its subsidiaries, enters into, or offers to enter into, any agreement, joint venture, partnership, management agreement, arrangement or commitment which would require expenditure, other than immaterial expenditures in the ordinary course of business;

(iv)	Target, or any of its subsidiaries, enters into, or offers to enter into, a transaction that has the same economic effect as any of the things in clauses (i) to (iii); or

(v)	Target or any of its subsidiaries resolves to do any of the things in clauses (i) to (iv).

This condition does not apply to any transaction or arrangement or proposed transaction or arrangement publicly announced by Target before the date of this Agreement.

(e)	Conduct of Target’s business

That during the Condition Period, none of Target, or any body corporate which is or becomes a subsidiary of Target:

(i)	declares, or distributes any dividend, bonus or other share of its profit or assets;

(ii)	issues or grants options over, or agrees or issue or grant Target Options over, or otherwise makes any commitments regarding any shares or other securities, or alters its capital structure or the rights attached to any of its shares or other securities, or issues or agrees to issue any Target Options, convertible notes or shares;

(iii)	makes any changes to its constitution or passes any special resolution;

(iv)	borrows or agrees to borrow any money;

(v)	releases, discharges or modifies any substantial obligation to it of any person, firm or corporation or agrees to do so;

(vi)	except as required by law does any of the following:

(A)	makes or agrees to make any change in the basis or amount of remuneration of any director, executive officer or other employee; or

(B)	except as provided under any superannuation, provident or retirement scheme or contract in effect on the Announcement Date, pays or agrees to pay any retirement benefit or allowance to any director, executive officer or other employee.

(vii)	has threatened or threatened against it any material claims or material proceedings in any court or tribunal (including, but not limited to, a petition for winding up or an application for appointment of a receiver and manager); or

(viii)	becomes subject to investigation under the Australian Securities and Investments Commission Act 2001(Cth) or any corresponding legislation.

This condition does not apply to any transaction or arrangement or proposed transaction or arrangement undertaken in the ordinary course of Target’s business.

(f)	No breach of warranty or covenants

That during the Condition Period, (i) the representations and warranties given by Target in (A) clauses 11.2(a), (b), (c), (e), (g) and (h) are true and correct in all respects and (B) in the other sub-clauses of clause 11.2 are true and correct in all material respects and (ii) Target has not breached any of its obligations or covenants in any material respect.

(g)	No Target MAE

No event occurs that constitutes a Target MAE.

(h)	Target Information

Target has supplied the financial and other information in accordance with clause 7.3.

(i)	Other Matters

Neither of the following occurs:

(i)	The directors of the Target Board fail to (i) give a unanimous recommendation to the Target Shareholders that they accept the Offer and that all directors intend to accept the Offer with respect to their own Target Shares or (ii) reaffirm such recommendation and statement within 5 Business Days after a Target Competing Proposal is announced; or

(ii)	Prior to the end of the Offer Period, Bidder becomes entitled to terminate the Agreement in accordance with clause 13.

Schedule 2 - Nature of Conditions

1.	Each of the Conditions set out in Schedule 1 will:

(a)	constitute and be construed as a separate, several and distinct condition;

(b)	be a condition precedent; and

(c)	until the expiration of the Offer Period (or in the case of the condition referred to in paragraph (b) of Schedule 1, until three (3) Business Days after the end of the Offer Period) will be for the benefit of Bidder alone and may be relied upon only by Bidder.

2.	Where an event occurs that would mean at the time the event occurs a Condition to which the Offer or the contract resulting from an acceptance of the Offer is then subject would not be fulfilled, each Condition affected by that event becomes two separate Conditions on identical terms except that:

(a)	one of them relates solely to that event; and

(b)	the other specifically excludes that event,

and that Bidder may declare the Offer free from either of those Conditions without declaring it free from the other and may do so at different times. This clause may apply any number of times to a particular Condition (including a Condition arising from a previous operation of this clause).

3.	Bidder may at any time at its sole discretion but in compliance with section 650F and section 630(1) of the Corporations Act, declare the Offer free from all of any of the conditions set out in each paragraph and subparagraph of Schedule 1 by notice in writing to Target as permitted under the Corporations Act.

Schedule 3 - Indicative Timetable

[Omitted. The registrant agrees to furnish supplementally a copy of such omitted appendix to the U.S. Securities and Exchange Commission upon request.]

Schedule 4 - Target Assets

[Omitted. The registrant agrees to furnish supplementally a copy of such omitted appendix to the U.S. Securities and Exchange Commission upon request.]

Schedule 5 - ~~Milestone Warrants~~Restriction Agreement

[Enclosed]

Schedule 6 - CVR Agreement

[Enclosed]

Schedule 7 - Incentive Compensation Program

[Omitted. The registrant agrees to furnish supplementally a copy of such omitted appendix to the U.S. Securities and Exchange Commission upon request.]

Signing page

Executed as an agreement.

Executed by Wize Pharma, Inc.

By:
Name:
Title:

Executed by Cosmos Capital Limited ACN 636 458 912 in accordance with section 127 of the Corporations Act 2001:

Director / company secretary	Director

Name of director / company secretary	Name of director
(block letters)

Annexure A - Agreed Announcements

[Enclosed]